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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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HELMERICH & PAYNE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1437 South Boulder Avenue
Tulsa, Oklahoma 74119

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc. (the "Company"), will be held at Boulder Towers, H&P Conference Center, Eleventh Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 4, 2015, for the following purposes:

  1.
  To elect as Directors the ten nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2016.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2015.

  3.
  To cast an advisory vote to approve the compensation of our executives disclosed in this proxy statement.

  4.
  To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

In accordance with the By-laws, the close of business on January 9, 2015, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting. The stock transfer books will not close.

The Company is pleased to take advantage of the rules of the Securities and Exchange Commission (the "SEC") that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. The Company is mailing to most of its stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of the proxy statement, proxy and 2014 Annual Report to Stockholders. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important! Whether or not you expect to be present at the Annual Meeting, please vote as promptly as possible so that we may be assured of a quorum to transact business. You may vote by using the Internet or telephone, or by signing, dating and returning the proxy mailed to those who receive paper copies of this proxy statement. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Jonathan M. Cinocca Corporate Secretary
Tulsa, Oklahoma January 20, 2015

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on March 4, 2015

This proxy statement, our form of proxy and our 2014 Annual Report to Stockholders are available at www.proxyvote.com.

1437 South Boulder Avenue
Tulsa, Oklahoma 74119

 PROXY STATEMENT

General Information

        As a stockholder of Helmerich & Payne, Inc., you are invited to attend the Annual Meeting of Stockholders on March 4, 2015 (the "Annual Meeting") and vote on the items of business described in this proxy statement. The proxy is being solicited by and on behalf of the Board of Directors of Helmerich & Payne, Inc., and will be voted at the Annual Meeting. Throughout this proxy statement, Helmerich & Payne, Inc. is referred to as the "Company," "we," "our" or "us."

Important Notice of Electronic Availability of Materials

        As permitted by the rules of the SEC, we are making our 2014 Annual Report to Stockholders, this proxy statement and our form of proxy available to stockholders electronically via the Internet at the following website: www.proxyvote.com. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials ("Notice"), which was mailed to most of our stockholders, explains how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice. Stockholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice and are receiving the proxy materials in the format requested. The Notice and the proxy materials are first being made available to our stockholders on or about January 20, 2015.

Annual Meeting Information

        Our Annual Meeting will be held at Boulder Towers, H&P Conference Center, Eleventh Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 4, 2015, unless adjourned or postponed. Directions to the meeting can be obtained by calling our Investor Relations department at 918-742-5531.

Attendance

        If your shares are registered directly in your name with the Company's transfer agent, you are considered a "stockholder of record". If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered a "beneficial owner" of those shares. Only stockholders of record or beneficial owners of the Company's common shares may attend the meeting in person. If you are a stockholder of record, you may be asked to present proof of identification, such as a driver's license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, which will be distributed upon entrance to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described in this proxy statement so that your vote will be counted if you later decide not to attend the Annual Meeting.

Items of Business at Annual Meeting

        The Items of business scheduled to be voted on at the Annual Meeting are:

Proposal 1 —	The election of Directors;
Proposal 2 —	The ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2015; and
Proposal 3 —	The advisory vote on executive compensation.

        We will also consider any other business that properly comes before the Annual Meeting.

Board Recommendation on Voting

        Our Board of Directors recommends that you vote your shares FOR the ten Director nominees identified under Proposal 1, and FOR Proposals 2 and 3.

Voting Information

        Record date and quorum.    The holders of a majority of our outstanding stock entitled to vote at the Annual Meeting must be present in person or by proxy for the transaction of business. This is called a quorum. Abstentions and broker non-votes (discussed below) will be counted for purposes of determining the presence of a quorum at the meeting. At the close of business on December 10, 2014, there were 108,509,892 issued and outstanding shares of our common stock, the holders of which are entitled to one vote per share on all matters. We have no other class of securities entitled to vote at the meeting. Only stockholders of record at the close of business on January 9, 2015, will be entitled to vote at the Annual Meeting.

        Submitting voting instructions for shares held in your name (i.e., you are a stockholder of record).    You may vote your shares of common stock by telephone or over the Internet, which saves the Company money, or by completing, signing and returning a proxy. A properly submitted proxy will be voted in accordance with your instructions unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board of Director's recommendation (FOR the ten Director nominees identified in this proxy statement, and FOR Proposals 2 and 3).

        Submitting voting instructions for shares held in street name (i.e., you are the beneficial owner of your shares).    If you are a beneficial owner of shares, follow the instructions you receive from your broker or other organization holding your shares in street name. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the Annual Meeting. If you do not submit voting instructions to the organization that holds your shares, that organization may still be permitted to vote your shares. In general, under applicable New York Stock Exchange rules, the organization that holds your shares may generally vote on routine matters. Proposal 2, the approval and appointment of the Company's independent auditor, is a routine matter. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1, the election of directors, and Proposal 3, the advisory vote on executive compensation, are non-routine matters. Therefore, there may be broker non-votes with respect to Proposals 1 and 3.

        Revoking your proxy.    Any stockholder giving a proxy may revoke it at any time by submission of a later dated proxy or subsequent Internet or telephonic proxy. Stockholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person by written ballot.

        Voting Requirements.    The election of Directors will require the affirmative vote of a majority of the votes cast by the shares of common stock voting in person or by proxy at the Annual Meeting. A majority of the votes cast means that the number of shares voted FOR a Director must exceed the number of shares voted AGAINST that Director. Abstentions and broker non-votes will not affect the outcome of the election of Directors. Any Director who receives a greater number of votes AGAINST his or her election than votes FOR such election shall tender his or her resignation to the Board of Directors in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board of Directors whether to accept or reject the resignation. The Board of Directors will consider all factors it deems relevant, make a determination and publicly disclose its decision within 120 days following the date of the stockholder's meeting. With regard to Proposals 2 and 3, the affirmative vote of a majority of shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required for approval. A share that is a broker non-vote is not considered a share entitled to vote on the particular matter. Therefore, even though broker non-votes are counted in determining a quorum, with respect to Proposal 3, the advisory vote on executive compensation, broker non-votes are excluded from the denominator in determining whether affirmative votes represented a majority of those present and entitled to vote at the Annual Meeting. With respect to Proposals 2 and 3, abstentions will have the effect of a negative vote.

        Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting. With regard to Proposal 1, election of Directors, stockholders may vote FOR or AGAINST a Director nominee or abstain from voting on a Director nominee. The proxies executed and returned (or delivered via telephone or over the Internet) can be voted only for the named nominees. With regard to Proposal 2, ratification of independent auditors, and Proposal 3, advisory vote on executive compensation, a stockholder may vote FOR or AGAINST the matter or abstain from voting on the matter.

Vote Tabulation and Results

        Broadridge Financial Solutions, Inc. will tabulate all votes which are received prior to the date of the Annual Meeting. We have appointed two employee inspectors to receive Broadridge's tabulation, to tabulate all other votes, and to certify the voting results. We intend to publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Solicitation of Proxies

        The cost of this solicitation will be paid by us. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not receive additional compensation for solicitation activities.

Other Matters

        As of this date, management knows of no business which will come before the Annual Meeting other than that set forth in the notice of the meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

Security Ownership of Certain Beneficial Owners

        The following table sets forth the name and address of each of our stockholders who, to our knowledge, beneficially owns more than 5% of our common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of December 10, 2014.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,568,383 (1)	7.90%
Common Stock	State Farm Mutual Automobile Insurance Company One State Farm Plaza Bloomington, Illinois 61710	8,306,647 (2)	7.66%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,215,214 (3)	5.73%

(1)
This information is based on The Vanguard Group, Inc.'s Schedule 13G Amendment filed with the SEC on February 11, 2014. Of the shares reported as beneficially owned, The Vanguard Group, Inc. has sole dispositive power over 8,409,270 shares, shared dispositive power over 159,113 shares and sole voting power over 171,713 shares.

(2)
This information is based upon State Farm Mutual Automobile Insurance Company's Schedule 13G Amendment filed with the SEC on February 12, 2014. Of the shares reported as beneficially owned, State Farm Mutual Automobile Insurance Company has sole voting and dispositive power over 8,257,200 shares and shared voting and dispositive power over 49,447 shares.

(3)
This information is based on BlackRock, Inc.'s Schedule 13G Amendment filed with the SEC on January 29, 2014. Of the shares reported as beneficially owned, BlackRock, Inc. has sole voting power over 5,352,128 shares and sole dispositive power over 6,215,214 shares.

Security Ownership of Management

        The following table sets forth the total number of shares of common stock beneficially owned by our Directors, our Chief Executive Officer ("CEO") and all other executive officers named in the Summary Compensation Table, and all Directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of December 10, 2014.

Directors and Named Executive Officers	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Hans Helmerich	Common Stock	3,320,951 (3)	3.04%
John W. Lindsay	Common Stock	443,757 (4)
Steven R. Mackey	Common Stock	92,176 (5)
Juan Pablo Tardio	Common Stock	52,380 (6)
Hon. Francis Rooney	Common Stock	85,995 (7)
John D. Zeglis	Common Stock	64,813 (8)
William L. Armstrong	Common Stock	63,743 (9)
Edward B. Rust, Jr.	Common Stock	61,368 (10)

Directors and Named Executive Officers	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Paula Marshall	Common Stock	47,610 (11)
Randy A. Foutch	Common Stock	34,252 (12)
Thomas A. Petrie	Common Stock	24,923 (13)
Donald F. Robillard, Jr.	Common Stock	20,827 (14)
All Directors and Executive Officers as a Group	Common Stock	4,312,795 (15)	3.93%

(1)
Unless otherwise indicated, all shares are owned directly by the named person, and he or she has sole voting and investment power with respect to such shares. Shares owned include restricted shares over which the named person has voting but not investment power. Stock options held by the named person include options exercisable within 60 days of December 10, 2014.

(2)
Percentage calculation not included if beneficial ownership is less than one percent of class.

(3)
Includes options to purchase 648,000 shares; 5,740 restricted shares; 21,441 shares fully vested under our 401(k) Plan; 37,470 shares owned by Mr. Helmerich's wife and 9,675 shares held by Mr. Helmerich's children, with respect to which he has disclaimed all beneficial ownership; 1,605,915 shares held by Mr. Helmerich as Trustee for various family trusts for which he possesses voting and investment power; 98,925 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Trustee for which he possesses voting and investment power; and 40,000 shares owned by the Ivy League, Inc., of which he is an officer and director and possesses voting and investment power.

(4)
Includes options to purchase 331,375 shares; 32,125 restricted shares; and 9,213 shares fully vested under our 401(k) Plan.

(5)
Includes options to purchase 61,250 shares held in a revocable trust for which Mr. Mackey is a Trustee and possesses sole voting and investment power; 7,813 restricted shares; and 3,581 shares fully vested under our 401(k) Plan.

(6)
Includes options to purchase 19,000 shares; 11,975 restricted shares; and 1,121 shares fully vested under our 401(k) Plan.

(7)
Represents options to purchase 19,995 shares and 66,000 shares held by entities controlled by Mr. Rooney.

(8)
Includes options to purchase 38,886 shares.

(9)
Includes options to purchase 38,886 shares.

(10)
Includes options to purchase 38,886 shares.

(11)
Includes options to purchase 38,886 shares.

(12)
Includes options to purchase 27,692 shares.

(13)
Includes options to purchase 18,223 shares.

(14)
Includes options to purchase 18,827 shares.

(15)
Includes options to purchase 1,299,906 shares; 57,653 restricted shares; and 35,356 shares fully vested under our 401(k) Plan.

 PROPOSAL 1

ELECTION OF DIRECTORS

        At the Annual Meeting, ten Directors are to be elected for terms of one year each. All ten Directors are currently serving as Directors and are standing for re-election. The nominees have agreed to be named in this proxy statement and have indicated a readiness to continue to serve if elected. The Nominating and Corporate Governance Committee of our Board of Directors has determined that each of the nominees qualifies for election under its criteria for evaluation of directors and has recommended that each of the candidates be nominated for election. If any nominee becomes unable to serve before the Annual Meeting, shares represented by proxy may be voted for a substitute designated by the Board of Directors, unless a contrary instruction is noted on the proxy. The Board of Directors has no reason to believe that any of the nominees will become unavailable. As detailed under "Corporate Governance — Director Independence" below, the Board of Directors has affirmatively determined that each of the nominees, other than Messrs. Helmerich and Lindsay, qualifies as "independent" as that term is defined under the rules of the New York Stock Exchange ("NYSE") and the SEC, as well as our Corporate Governance Guidelines.

        The information that follows, including principal occupation or employment for the past five or more years and a summary of each individual's experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a Director in light of our current business and structure, is furnished with respect to each Director nominee.

Director Nominees

William L. Armstrong — Mr. Armstrong, age 77, has served as a Director of the Company since 1992. He has been the President of Colorado Christian University since 2006 and was Chairman of the Board of Trustees of Denver-based Oppenheimer Funds from 2003 to 2012. Mr. Armstrong has started or purchased a number of private firms including four mortgage banking firms and was formerly the Chairman of Cherry Creek Mortgage Company (from 1990-2009). Mr. Armstrong has been a Director of six public companies and chairman/owner/operator of thirteen private companies, including radio and television stations, a daily newspaper, investment firms, a real-estate brokerage company, and a title insurance company. Mr. Armstrong also served in the U.S. House of Representatives from 1972-1978 and the U.S. Senate from 1978 to 1990. The Board believes that Mr. Armstrong's diverse and extensive business experience provides the Board and the Company with unique knowledge and perspective on a wide variety of matters, including corporate governance. The Board believes Mr. Armstrong's background provides the necessary expertise to serve as the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors.

Randy A. Foutch — Mr. Foutch, age 63, has served as a Director of the Company since 2007. In 2007, Mr. Foutch founded Laredo Petroleum, Inc., a publicly traded Mid-Continent focused oil and natural gas exploration and production company, where he serves as a director, Chairman of the Board and Chief Executive Officer. He also founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. In 1996, Mr. Foutch founded Lariat Petroleum, Inc. and served as its President until January 2001, when it was sold to Newfield Exploration, Inc. From 2006 to 2011, Mr. Foutch served as a Director of Bill Barrett Corporation, a publicly traded exploration and production company. In 2013, Mr. Foutch became a Director of publicly traded Cheniere Energy, Inc. Mr. Foutch also serves on several nonprofit and private industry boards. As a result of Mr. Foutch's service as a chief executive officer and in other executive positions and as a director of several oil and gas exploration and development companies, the Board believes that he provides valuable business, leadership and management experience and insights into many aspects of the oil, natural gas and contract drilling industries.

Hans Helmerich — Mr. Helmerich, age 56, has served as Chairman of the Board since 2012. Mr. Helmerich has been a director of the Company since 1987. He served as Chief Executive Officer from 1989 to 2014 and President from 1987 to 2012. Mr. Helmerich is a director of Atwood Oceanics, Inc., a publicly traded company engaged in the business of international offshore drilling, and Cimarex Energy Co., a publicly traded energy exploration and production company. He is also a trustee of The Northwestern Mutual Life Insurance Company. He is a graduate of Dartmouth College and completed the Harvard Business School Program for Management Development. The Board believes that Mr. Helmerich brings to the Board in-depth experience as a business executive in the contract drilling industry. For over 25 years, Mr. Helmerich provided continuity of leadership and strategic vision which resulted in the Company's significant growth and outstanding peer performance.

John W. Lindsay — Mr. Lindsay, age 54, has served as Chief Executive Officer since 2014 and President since 2012. He has been a Director of the Company since 2012. He also holds the position of President of subsidiary companies. Mr. Lindsay joined the Company in 1987 and has served in various positions including Vice President, U.S. Land Operations (1997-2006) for the Company's wholly-owned drilling subsidiary Helmerich & Payne International Drilling Co., Executive Vice President, U.S. and International Operations (2006-2010), Executive Vice President and Chief Operating Officer of the Company (2010-2012), and President and Chief Operating Officer of the Company (2012-2014). He is a graduate of the University of Tulsa and holds a Bachelor of Science degree in Petroleum Engineering. The Board believes that Mr. Lindsay brings to the Board and the Company significant knowledge and experience in the contract drilling industry. He provides a management representative on the Board with extensive knowledge of our day-to-day operations which facilitates the Board's oversight of management's strategy, planning and performance.

Paula Marshall — Ms. Marshall, age 61, has served as a Director of the Company since 2002. She has served since 1984 as the President and Chief Executive Officer of The Bama Companies, Inc., a major bakery product manufacturing company with multiple facilities in the U.S. and China. She was a Director of publicly traded BOK Financial Corporation from 2003 to 2009, and prior thereto served as a Director of the Federal Reserve Bank of Kansas City and American Fidelity Corporation (insurance holding company). In 2001, Ms. Marshall chaired the Tulsa Chamber of Commerce. Through her company leadership expertise, business background and entrepreneurial experience, the Board believes Ms. Marshall brings to the Board and the Company meaningful input and advice.

Thomas A. Petrie — Mr. Petrie, age 69, has served as a Director of the Company since 2012. He is Chairman of Petrie Partners, LLC, a Denver-based investment banking firm that offers financial advisory services to the oil and gas industry. In 1989, Mr. Petrie co-founded Petrie Parkman & Co., an energy investment banking firm, where he served as Chairman of the Board and Chief Executive Officer from 1989 to 2006. Mr. Petrie served as a Vice Chairman of Merrill Lynch following the merger of Petrie Parkman & Co. with Merrill Lynch in 2006. Mr. Petrie also served until 2012 as Vice Chairman of Bank of America following Bank of America's acquisition of Merrill Lynch in 2009. Mr. Petrie has been an active advisor on more than $200 billion of energy related mergers and acquisitions, including many of the largest. The Board believes that Mr. Petrie's significant financial and energy industry experience enables him to provide valuable input and guidance into many aspects of the oil and gas industry.

Donald F. Robillard, Jr. — Mr. Robillard, age 63, has served as a Director of the Company since 2012. He has served since 2007 as Senior Vice President and Chief Financial Officer of Hunt Consolidated, Inc., a private international company with interests in oil and gas exploration and production, refining, real estate development, private equity investments and land. He is also a Director of Hunt Consolidated, Inc. and Hunt Oil Company. He has also served as a Director of publicly traded Cheniere Energy, Inc. since September 2014. Mr. Robillard is a Certified Public Accountant and an active member of Financial Executives International where he has served a national director and chaired the Committee on Private Company Policy. Through his service as a chief financial officer at a major corporation directing the treasury, finance, planning, insurance and accounting functions, the Board believes that Mr. Robillard brings to the Board large company leadership, financial expertise and experience in the oil and gas industry. The Board believes that Mr. Robillard's background provides the necessary expertise to serve as the Chairman of the Audit Committee of the Board of Directors.

Hon. Francis Rooney — Amb. Rooney, age 61, has served as a Director of the Company since 2008. He is the Chief Executive Officer of Rooney Holdings, Inc., a holding company with interests in construction, construction management, and electronics. Amb. Rooney is also a Director of Vetra Energy Group, LLC (since 2009), publicly traded Laredo Petroleum, Inc. (since 2010), serves on the Board of Directors and Risk Committee of Mercantile CommerceBank, Miami, a subsidiary of Servicios Mercantil, Caracas, Venezuela, and was previously a board member of publicly traded Cimarex Energy Co. (2002-2005) and BOK Financial Corporation (1995-2005). He is a trustee for The Center for the Study of the Presidency and Congress, in Washington D.C. Amb. Rooney is a member of the Advisory Board of the Panama Canal Authority and served as the U.S. Ambassador to the Holy See (2005-2008). Amb. Rooney was a Director of the Company from 1996 to 2005 when he assumed service as an Ambassador. Amb. Rooney serves or has served on several nonprofit and private industry boards. The Board believes that Amb. Rooney's broad business and financial experience and service as a Director of several publicly traded corporations enables him to provide the Board and the Company with valuable input and guidance.

Edward B. Rust, Jr. — Mr. Rust, age 64, has served as a Director of the Company since 1997. Mr. Rust has been Chairman of the Board (since 1987) and Chief Executive Officer (since 1985) of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust was also President of State Farm Insurance Companies from 1985 to 1998 and from 2007 to 2014. He has been a Director of Caterpillar, Inc. (publicly traded manufacturer of construction and mining equipment) since 2003 and a Director of McGraw Hill Financial, Inc. (publicly traded global information services provider serving the financial services and business information markets) since 2001. His role as chief executive officer at a major corporation and experience as a Director of large, publicly traded multi-national corporations enables Mr. Rust to provide significant input and guidance to the Board and the Company.

John D. Zeglis — Mr. Zeglis, age 67, has served as a Director of the Company since 1989. From 1999 until his retirement in 2004, Mr. Zeglis served as Chief Executive Officer and Chairman of the Board of AT&T Wireless Services, Inc. He served as President of AT&T Corporation from December 1997 to July 2001, Vice Chairman from June 1997 to November 1997, General Counsel and Senior Executive Vice President from 1996 to 1997 and Senior Vice President and General Counsel from 1986 to 1996. Mr. Zeglis is presently a Director of State Farm Mutual Automobile Insurance Corporation, Telstra Limited and The Duchossois Group. He is a former Director of Georgia-Pacific Corporation (2001-2005), Sara Lee Corporation (1998-2000) and Illinois Power Company (1992-1996). Through his past service as a chief executive officer at a major corporation and service as a Director of large, publicly traded multi-national corporations, Mr. Zeglis brings to the Board large company leadership, expertise and experience in many areas including corporate governance, and general business and financial strategic oversight. The Board believes Mr. Zeglis provides significant insight and guidance to the Board and the Company and has the necessary expertise with respect to executive compensation matters to serve as the Chairman of the Human Resources Committee of the Board of Directors.

        Mr. Hans Helmerich is a Director of Atwood Oceanics, Inc. ("Atwood"), and the Company, through its wholly-owned subsidiary, owns common stock of Atwood. As a result, Atwood may be deemed to be an affiliate of the Company.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE PERSONS NOMINATED BY THE BOARD.

 CORPORATE GOVERNANCE

        The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as all Board committee charters, our Code of Business Conduct and Ethics, applicable to all our Directors, officers, and employees, the Code of Ethics for Principal Executive Officer and Senior Financial Officers, the Related Person Transaction Policies and Procedures, the Foreign Corrupt Practices Act Compliance Policy, and certain Audit Committee Practices are available on our website, www.hpinc.com, under the "Governance" section. The information on our website is not incorporated by reference in this proxy statement. A printed copy of the above mentioned documents will be provided without charge upon written request to our Corporate Secretary.

        Our Corporate Governance Guidelines provide a framework for our corporate governance initiatives and cover topics such as director independence and selection and nomination of director candidates, communication with the Board, Board committee matters, and other areas of import. Certain highlights from our Corporate Governance Guidelines, as well as other corporate governance matters, are discussed below.

Director Independence

        Our Corporate Governance Guidelines provide that a majority of the Board must meet the requirements for being an independent director under the listing standards of the NYSE and applicable law, including the requirement that the Board affirmatively determine that the Director has no material relationship with us. To guide its determination of whether a Director is independent, the Board has adopted the following categorical standards:

        A Director will not be independent if:

  •
  the Director is, or has been, within the last three years, our employee, or an immediate family member is, or has been within the last three years, our executive officer;

  •
  the Director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  the Director is a current partner or employee of a firm that is our internal or external auditor;

  •
  the Director has an immediate family member who is a current partner of a firm that is our internal or external auditor;

  •
  the Director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on the Company's audit;

  •
  the Director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

  •
  the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee; or

  •
  the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent (2%) of such other company's consolidated gross revenues.

        In addition, the following commercial and charitable relationships will not be considered material relationships that would impair a director's independence:

  •
  the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an affiliate or executive officer of another company (including banks or financial institutions) to which we were indebted, or to which such other company was indebted to us, during the last or current fiscal year and the total amount of indebtedness did not exceed two percent (2%) of the total consolidated assets of the indebted entity at the end of such fiscal year;

  •
  the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an executive officer, director or trustee of a charitable organization where our annual discretionary charitable contributions to the charitable organization, in the last or current fiscal year did not exceed the greater of $1,000,000 or two percent (2%) of that organization's consolidated gross revenues;

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  the Director (or an immediate family member of a Director) is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, provided the payments made by us to the firm during a fiscal year do not exceed two percent (2%) of the firm's gross revenues for the fiscal year, and the Director's relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us; or

  •
  a relationship arising solely from a Director's position as a director of another company that engages in a transaction with us shall not be deemed a material relationship or transaction that would cause a Director to not be independent.

        A Director who is a member of our Audit Committee will not be independent if such Director: (i) other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee, accepts directly or indirectly any consulting, advisory or other compensatory fee from us or any subsidiary (except for retirement benefits to the extent permitted by applicable rules of the SEC); or (ii) is an affiliated person (as defined by the SEC) of us or any subsidiary. Similarly, in affirmatively determining the independence of any Director who will serve on the Human Resources Committee, the Board considers all factors specifically relevant to determining whether a Director has a relationship to the Company which is material to that Director's ability to be independent from management in connection with the duties of a Human Resources Committee member, including, but not limited to: (i) the source of compensation of such Director, including any consulting, advisory or other compensatory fee paid by the Company to such Director; and (ii) whether such Director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

        Generally, relationships not addressed by the NYSE rules or otherwise described above will not cause an otherwise independent Director to be considered not independent. For relationships that do not fall within the categories delineated above, the Directors who are otherwise independent under the guidelines will determine whether a relationship is material and, therefore, whether the Director would be independent.

        In determining the independence of Ms. Marshall and Messrs. Armstrong, Foutch, Petrie, Robillard, Rooney, Rust, and Zeglis, the Board of Directors considered (i) State Farm Mutual Automobile Insurance Company's ownership of our common stock, (ii) Mr. Rust's position as Chairman, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company, and (iii) that Mr. Zeglis is also a director of State Farm Mutual Automobile Insurance Company. The Board of Directors also considered that the Company, through its wholly owned subsidiary, has provided contract drilling services to Hunt Oil Company (of which Mr. Robillard is a director) and Laredo Petroleum, Inc. (of which Mr. Foutch is an officer and director and Mr. Rooney is a director). Payments made to the Company by those entities have not exceeded two percent of the consolidated gross revenues of such entities during any applicable fiscal year. The Board of Directors also considered that the Company in 2012 pledged to make charitable contributions to the Thomas Gilcrease Museum. Messrs. Foutch and Petrie are members of the National Board of the museum. The total pledged donation, to be fully paid by December 31, 2014, is less than $1,000,000.

        After applying the standards set forth above in our Corporate Governance Guidelines, the Board determined that Ms. Marshall and Messrs. Armstrong, Foutch, Petrie, Robillard, Rooney, Rust and Zeglis, our current, non-employee directors, had no material relationship with the Company and that each is independent under our categorical standards and the applicable requirements of the NYSE and applicable law.

Director Identification, Evaluation, and Nomination

        General Principles and Procedures.    We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board's ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our Directors have accumulated during their tenure. Accordingly, the process for identifying nominees shall reflect our practice of re-nominating incumbent Directors who continue to satisfy the Nominating and Corporate Governance Committee's ("Committee") criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

        In general, and as more fully outlined in the Corporate Governance Guidelines, in considering candidates for election at annual meetings of stockholders, the Committee will:

  •
  consider if the Director continues to satisfy the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines;

  •
  assess the performance of the Director during the preceding term; and

  •
  determine whether there exist any special, countervailing considerations against re-nomination of the Director.

        If the Committee determines that (i) an incumbent Director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as Director during the preceding term, and (ii) there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee's view the incumbent should not be re-nominated, then the Committee will, absent special circumstances, propose the incumbent Director for re-election.

        The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies or a decision of the Directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates.

        As to each recommended candidate that the Committee believes merits consideration, the Committee will:

  •
  cause to be assembled information concerning the background and qualifications of the candidate;

  •
  determine if the candidate satisfies the minimum qualifications required by our Corporate Governance Guidelines;

  •
  determine if the candidate possesses any of the specific qualities or skills that the Committee believes must be possessed by one or more members of the Board;

  •
  consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

  •
  consider the extent to which the membership of the candidate on the Board will promote diversity among the Directors.

        Based on all available information and relevant considerations, the Committee will select and recommend to the Board a candidate who, in the view of the Committee, is most suited for membership on the Board.

        Stockholder Recommendations.    The Committee will consider recommendations for the nomination of qualified Directors submitted by holders of our shares entitled to vote generally in the election of Directors. The Committee will give consideration to these recommendations for positions on the Board where the Committee has determined not to re-nominate a qualified incumbent Director.

        For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider recommendations of nominees for Director who satisfy the minimum qualifications prescribed by our Corporate Governance Guidelines.

        Only those recommendations whose submission complies with the following procedural requirements will be considered by the Committee: (1) Stockholder Nominations to the Committee. The Committee will consider qualified nominees recommended by stockholders who may submit recommendations to our Corporate Secretary at our headquarters address. To be considered by the Committee, stockholder nominations must be submitted before our fiscal year-end and must include the information listed in paragraph 2(i) and (ii)(a), (c) and (d) below, together with a statement of the number of shares of our stock beneficially owned by the stockholder making the nomination and by any other supporting stockholders. (2) Stockholder Nominations at the Annual Meeting. Our By-laws provide that any stockholder who is entitled to vote for the election of Directors at a meeting called for such purpose may nominate persons for election to the Board. A stockholder desiring to nominate a person or persons for election to the Board must send a timely (see 2016 Annual Meeting / Stockholder Proposals on page 46) written notice to the Corporate Secretary setting forth in reasonable detail the following: (i) as to each person whom the stockholder proposes to nominate for election all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), together with, as an appendix to the written notice, a completed and signed written representation and agreement (executed by the Director nominee in the form provided by the Corporate Secretary upon written request) that the nominee (a) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a Director of the Company, with such person's fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Company, and (c) would be in compliance, if elected as a Director of the Company, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company; and (ii) as to the stockholder giving notice (a) the name and address of the stockholder making the nomination, (b) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination, (c) the class or series and number of shares of our capital stock which are owned beneficially or of record by the stockholder, and (d) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder.

        Candidates for Director who are properly recommended by our stockholders will be evaluated in the same manner as any other candidate for Director. The Committee may require the candidate to furnish other information as the Committee may reasonably request to assist the Committee in determining the eligibility of the candidate to serve as a Director. The Committee (or the presiding officer at any meeting of the stockholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Director Qualification Standards

        All persons nominated to serve as one of our Directors should possess the following minimum qualifications more fully discussed in our Corporate Governance Guidelines. Specifically, all candidates:

  •
  must be individuals of personal integrity and ethical character;

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  should be free of conflicts of interest that would materially impair his or her judgment;

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  must be able to represent fairly and equally all of our stockholders;

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  must have demonstrated achievement in business, professionally, or the like;

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  must have sound judgment;

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  must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to ours;

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  must have, and be prepared to devote, adequate time to the Board and its committees; and

  •
  must not conflict with any of our term or age limits for Directors.

The Committee will also ensure that:

  •
  at least a majority of the Directors serving at any time on the Board are independent, as defined under the rules of the NYSE and applicable law;

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  at least three of the Directors satisfy the financial literacy requirements required for service on the Audit Committee under the rules of the NYSE; and

  •
  at least some of the independent Directors have experience as senior executives of a public or substantial private company.

        Our Corporate Governance Guidelines also provide, in lieu of a formal diversity policy, that as part of the nomination process, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender, and ethnicity with respect to Board composition as a whole. With respect to diversity, we place particular emphasis on identifying candidates whose experiences and talents complement and augment those of other Board members with respect to matters of importance to the Company. We attempt to balance the composition of the Board to promote comprehensive consideration of issues. Our current Board composition achieves this through widely varying levels and types of business and industry experience among current Board members. We monitor the composition and functioning of our Board and Committees through both an annual review of our Corporate Governance Guidelines and a self-evaluation process undertaken each year by our Directors.

        The foregoing qualification attributes are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate's credentials, experience, and expertise, the composition of the Board at the time, and other relevant circumstances.

Board Leadership Structure

        The Company's By-laws provide that, in general, any two or more offices may be held by the same person, including the offices of Chairman of the Board ("Chairman") and CEO. The Board believes that this flexibility in the allocation of the responsibilities of these two roles is beneficial and enables the Board to adapt the leadership function to changing circumstances. Mr. Hans Helmerich currently is the Chairman of the Board of the Company. Mr. Helmerich has served as a Director since 1987 and became the Chairman in 2012. He served as the Company's CEO from 1989 until his retirement in March 2014. He also was the President from 1987 to 2012. Mr. Helmerich, who has approximately 25 years of successful experience as CEO and possesses in-depth knowledge of the Company, its operations and the evolving drilling and energy industry, has been responsible for the general supervision, direction and control of the Company's business and affairs. Under Mr. Helmerich's leadership, the Company experienced steady growth in earnings and market share and became the leading land driller in the United States. Mr. Helmerich retired from the position of CEO on March 5, 2014. Mr. Helmerich has agreed to provide consulting services to the Company for a three-year period. Mr. John W. Lindsay is the Company's current President and succeeded Mr. Helmerich as CEO on March 5, 2014. Since joining the Company in 1987 as a drilling engineer, Mr. Lindsay has served in various management positions. Mr. Lindsay was appointed Executive Vice President, U.S. and International Operations in 2006 for the Company's wholly-owned subsidiary, Helmerich & Payne International Drilling Co., and became Executive Vice President and Chief Operating Officer of the Company in 2010. In 2012, Mr. Lindsay was promoted to President and Chief Operating Officer and was appointed to the Company's Board of Directors. Mr. Lindsay brings to the Board and the Company significant leadership, knowledge and experience in the contract drilling industry. The Board believes at this time that the interests of all stockholders will be best served by the leadership model described above that contemplates a separated Chairman and CEO. The combined experience and knowledge of Messrs. Helmerich and Lindsay in their respective roles of Chairman and CEO will provide the Board and the Company with continuity of leadership that has enabled the Company's success.

        In addition, the Board has demonstrated its commitment and ability to provide independent oversight and management. We believe that the most effective board structure is one that emphasizes board independence and ensures that the board's deliberations are not dominated by management. With the exception of Messrs. Helmerich and Lindsay, our Board is composed entirely of independent Directors. Each of our standing Board committees is comprised of only independent Directors. Further, while the Board does not currently have a lead independent Director, it appoints a presiding, independent Director for each executive session of the Board when it meets without management. While the Board believes this practice provides for independent leadership without the need to designate a single lead director, the Board may examine during 2015 whether the appointment of a lead Director would enhance the Board's effectiveness. Our Board's oversight of risk management (discussed below) has had no effect on our leadership structure to date.

Board Meeting Attendance

        There were four regularly scheduled meetings of the Board held during fiscal 2014. We require each Director to make a diligent effort to attend all Board and Committee meetings as well as the Annual Meeting of the Stockholders. All but one of our then sitting Directors attended the 2014 Annual Meeting of the Stockholders. During fiscal 2014, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and its committees of which he or she was a member.

Board Committees

        Messrs. Foutch, Robillard (Chairman), Rooney and Rust are members of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The primary functions of the Audit Committee are to assist the Board in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence, and performance of our independent registered public accounting firm. The Board has determined that Mr. Donald F. Robillard, Jr. is an "audit committee financial expert" as defined by the SEC. During the fiscal year ended September 30, 2014, the Audit Committee held twelve meetings.

        Ms. Marshall and Messrs. Armstrong, Petrie and Zeglis (Chairman) are members of the Human Resources Committee (which functions as our compensation committee). The Board has adopted a written charter for the Human Resources Committee. The primary functions of the Human Resources Committee are to evaluate the performance of our executive officers, to review and make decisions regarding compensation of our executive officers and make recommendations regarding compensation of non-employee members of our Board, and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans. The Human Resources Committee may not delegate any of its authority to other persons or committees. During the fiscal year ended September 30, 2014, the Human Resources Committee held six meetings.

        Ms. Marshall and Messrs. Armstrong (Chairman), Foutch, Petrie, Robillard, Rooney, Rust, and Zeglis are members of the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee. The primary functions of the Committee are to identify and to recommend to the Board the selection of Director nominees for each annual meeting of stockholders or for any vacancies on the Board, to make recommendations to the Board regarding the adoption or amendment of corporate governance principles applicable to us, and to assist the Board in developing and evaluating potential candidates for executive positions and generally oversee management succession planning. During the fiscal year ended September 30, 2014, the Nominating and Corporate Governance Committee held four meetings.

        The non-management Directors, in fiscal 2014, met in executive session without management, prior to each regularly scheduled Board meeting. Mr. Armstrong was presiding Director for all executive sessions.

Transactions with Related Persons, Promoters and Certain Control Persons

        The Company has adopted written Related Person Transaction Policies and Procedures. The Audit Committee is responsible for applying such policies and procedures. The Audit Committee reviews all transactions, arrangements, or relationships in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, the Company is a participant, and any related person has or will have a direct or indirect material interest. In general, a related person is any Company executive officer, Director, or nominee for election as a Director, any greater than 5 percent beneficial owner of our common stock, and immediate family members of any of the foregoing.

        The Audit Committee applies the applicable policies and procedures by reviewing the material facts of all interested transactions that require the Audit Committee's approval and either approves, ratifies or disapproves of the entry into the interested transaction, subject to the exceptions described below. Any member of the Audit Committee who is a related person with respect to a transaction under review may not vote with respect to the approval or ratification of the transaction. In determining whether to approve or ratify an interested transaction, the Audit Committee takes into account, among other factors it deems appropriate, the nature of the related person's interest in the interested transaction, the material terms of the interested transaction including whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the materiality of the related person's direct or indirect interest in the interested transaction, the materiality of the interested transaction to us, the impact of the interested transaction on the related person's independence (as defined in our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards), and the actual or apparent conflict of interest of the related person participating in the transaction (as contemplated under our Code of Business Conduct and Ethics). The following transactions are deemed to be pre-approved under the applicable policies and procedures: (i) Director and executive officer compensation otherwise required to be disclosed in our proxy statement, (ii) transactions where all of our stockholders receive proportional benefits, (iii) certain banking related services, and (iv) transactions available to our employees generally. There are no related person transactions required to be reported in this proxy statement.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2014, the members of our Human Resources Committee were Ms. Marshall and Messrs. Armstrong, Petrie and Zeglis. None of the Committee members has ever been an officer or employee of the Company or any of our subsidiaries and none has an interlocking relationship requiring disclosure under applicable SEC rules. Additionally, none of the Committee members had any relationship requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions.

Communication with the Board

        The Board has established several means for employees, stockholders, and other interested persons to communicate their concerns to the Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern may be submitted in writing to the Chairperson of the Audit Committee in care of our Corporate Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, the concern may be submitted in writing to the Chairperson of the Nominating and Corporate Governance Committee in care of our Corporate Secretary at our headquarters address. If the concern is intended for the presiding Director or the non-management or independent Directors as a group, the concern may be submitted in writing to such presiding Director or groups in care of our Corporate Secretary at our headquarters address. If the employee, stockholder, or other interested person is unsure as to which category his or her concern relates, he or she may submit it in writing to the Board or any one of the Directors in care of our Corporate Secretary at our headquarters address. Our headquarters address is 1437 South Boulder Avenue, Tulsa, Oklahoma 74119.

        Each communication intended for any management or non-management or independent Director(s) or for the entire Board and received by the Corporate Secretary which is related to our operations will be promptly forwarded to the specified party.

The Board's Role in Risk Management

        The Audit Committee reviews and discusses with management the Company's processes and policies with respect to risk assessment and risk management, including the Company's enterprise risk management program. In addition, the Company's risk oversight process involves the Board receiving information from management on a variety of matters, including operations, legal, regulatory, finance and strategy, as well as information regarding any material risks associated with each matter. The full Board (or the appropriate Board committee, if the Board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company's risk management practices. When a Board committee receives an update, the chairperson of the relevant Board committee reports on the discussion to the full Board during the Board committee reports portion of the next Board meeting. This enables the Board and the Board committees to coordinate the risk oversight role.

Compensation Risk Assessment

        Management has undertaken a review of our compensation programs and practices applicable to all employees, including executive officers, in order to assess the risks presented by such programs and practices. Management analyzed the likelihood and magnitude of potential risks, focusing on program elements that may create risk, including pay mix and amount, performance metrics and goals, the balance between annual and long-term incentives, the terms of equity and bonus awards, and change-in-control arrangements. The review also took into account mitigating features associated with our compensation programs and practices which include elements such as capped payouts levels for both annual bonuses and equity grants under the Company's stock plan, the Human Resources Committee's authority to exercise negative discretion over bonus payouts, stock ownership guidelines aligning the interests of executive officers with stockholders, claw-back provisions contained in stock plan award and other agreements, the use of multiple performance measures, and multi-year vesting schedules for equity awards.

        The findings of the risk assessment are discussed with the Human Resources Committee and the full Board. Based on the assessment, we have determined that our compensation programs and practices applicable to all employees, including executive officers, are aligned with the interests of stockholders, appropriately reward pay for performance, and are not reasonably likely to have a material adverse effect on the Company.

 EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Summary

        During fiscal 2014, the Company achieved the highest level of operating revenue and second highest level of net income in the Company's history. The Company's total stockholder return for 2014 ranked in the 94th percentile relative to its peers within the Company's Compensation Peer Group (defined below). Mr. John W. Lindsay, who became our CEO on March 5, 2014, received a $1,319,912 bonus for fiscal 2014 as shown in both the "Bonus" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table on page 31. Mr. Lindsay's total cash compensation (salary and annual bonus) approximated the median total cash compensation of our Compensation Peer Group. Mr. Lindsay also received a salary increase effective January 1, 2014 of 10.3% due to his planned transition to CEO. Effective March 5, 2014, Mr. Lindsay received approximately a 5.3% salary increase in connection with assuming the position of CEO. In fiscal 2014 Mr. Lindsay was awarded 62,500 non-qualified option shares and 10,500 shares of restricted stock as shown in the Grants of Plan-Based Awards in Fiscal 2014 table on page 33.

Compensation Process, Philosophy and Objectives

        The Human Resources Committee (the "Committee") has the responsibility for establishing, implementing and monitoring our executive compensation program. All compensation decisions relating to our CEO, Chief Financial Officer and the other executive officers identified in the Summary Compensation Table ("named executive officers") are made by the Committee after soliciting input from all independent Directors. For purposes of deciding upon named executive officer compensation, the Committee generally meets multiple times in November and December following the end of each fiscal year to consider bonus compensation for the completed fiscal year and salary adjustments and equity-based compensation awards for the next calendar year. During these meetings, the Committee also approves executive bonus plan performance objectives for the next fiscal year. Prior to making final compensation decisions, the Committee reviews proposed executive compensation with the independent Directors as a group. Generally, the types of compensation and benefits paid to our named executive officers are the same as those provided to other key employees. We do not offer employment contracts to our named executive officers and there are no material individual differences in compensation policies and decisions for these executives.

        The objectives of our executive compensation program are to compensate executives in a manner that advances the interests of the stockholders while ensuring that we are able to attract, retain and reward qualified executives. To that end, we have designed our executive compensation program to reward the achievement of short- and long-term corporate goals that enhance stockholder value. The Committee monitors both performance and compensation to ensure that we maintain our ability to attract, retain and reward qualified executives and that compensation paid to our executives remains competitive relative to compensation paid to executives of competitor companies. Our compensation elements consist of:

  •
  Base salary;

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  Annual bonus;

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  Long-term equity incentive compensation;

  •
  Retirement benefits; and

  •
  Other benefits.

        We believe the Company should have the ability to recover compensation paid to executive officers and key employees under certain circumstances. As a result, we have two policies addressing recoupment of bonus and equity compensation from executive officers and certain other key employees. The following is a summary of those policies:

  •
  In the event the Board determines that any fraud or intentional misconduct caused or was a substantial contributing factor to a restatement of our financials, the Board may require reimbursement of any bonus compensation paid to an executive officer or certain other key employees to the extent the bonus paid exceeded what would have been paid had the financial results been properly reported. This policy applies to all bonuses paid after September 30, 2008, which coincide with the fiscal years that are subject to the restatement; and

  •
  If the Committee reasonably believes that a participant under our 2005 and 2010 Long-Term Incentive Plans ("Plans") has committed certain acts of misconduct, including fraud, embezzlement, or deliberate disregard of our rules or policies, that may reasonably be expected to result in damage to us, the Committee may cancel all or part of any outstanding award under the Plans whether or not vested or deferred. Additionally, if the misconduct occurs during a fiscal year in which there was also an exercise or receipt of an award under the Plans, the Committee may recoup any value received from such award.

Role of Executive Officers in Compensation

        The Committee annually evaluates the performance of the CEO and determines the CEO's compensation in light of the objectives of our compensation program. The CEO provides an annual assessment of his performance and the performance of the other named executive officers. The CEO, with the assistance of the Vice President, Human Resources, provides to the Committee data and suggested base salary adjustments and equity compensation for the other named executive officers. This input from management is considered by the Committee when making its compensation decisions. The Executive Vice President and General Counsel and the Vice President, Human Resources also review the compensation consultant's (discussed below) annual draft of its compensation analysis and provide comments for the consultant's consideration. They also attend Committee meetings and provide requested information to the Committee. Except for discussing individual performance objectives with the CEO, the other named executive officers do not otherwise play a role in their own compensation decisions.

Role of Compensation Consultant

        Pay Governance, the Committee's independent compensation consultant, provides at least annually research, market data, and survey information regarding executive compensation. At the Committee's request, Pay Governance advised the Committee on all principal aspects of executive compensation including the competitiveness of program design and award values. It provided the Committee with a written executive compensation analysis with respect to the named executive officers. The written analysis for fiscal 2014 addressed, among other things:

  •
  Comparison and assessment of named executive officers' compensation to peer group proxy and survey data;

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  Total shareholder return comparison between the Company and its peer group; and

  •
  Consultant recommendations.

        The Committee generally reviews the compensation of the named executive officers in late November and early December following the end of a particular fiscal year. During 2014, Pay Governance attended one meeting and presented its written compensation analysis and recommendations covering the named executive officers.

        The Committee's compensation consultant periodically provides the Committee with a written director compensation analysis. The Committee reviews the analysis and determines whether to recommend to our Board a compensation increase for non-employee directors. The executive officers do not play a role in determining or recommending the amount or form of director compensation.

        Pay Governance reports directly to the Committee although they may meet with management from time to time to gather information or to obtain management's perspective on executive compensation matters. The Committee has the sole authority under its Charter to retain, at our expense, or terminate the compensation consultant at any time. In addition, the Committee may conduct or authorize investigations of matters within its scope of responsibilities and may retain, at our expense, independent counsel or other advisors as it deems necessary.

        The Committee has considered the independence of Pay Governance in light of SEC rules and NYSE listing standards. The Committee requested and received a letter from Pay Governance addressing its independence, including the following factors:

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  other services provided to us by Pay Governance;

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  fees paid by us as a percentage of Pay Governance's total revenue;

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  policies or procedures maintained by Pay Governance that are designed to prevent a conflict of interest;

  •
  any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee;

  •
  any Company stock owned by the individual consultants involved in the engagement; and

  •
  any business or personal relationships between our executive officers and Pay Governance or the individual consultants involved in the engagement.

The Committee discussed these considerations and concluded that there was no conflict of interest present and that Pay Governance provided the Committee with appropriate assurances and confirmation of its independent status as the Committee's advisor.

Effect of Stockholder Say-on-Pay Vote on Executive Compensation Decisions

        The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2014 annual meeting of stockholders. At this meeting, more than 96% of the votes cast on the say-on-pay proposal were in favor of our named executive officers' compensation as disclosed in the proxy statement for that meeting. The Committee determined that, given the very high level of support, no changes to our executive compensation policies and decisions were necessary based on the voting results from our 2014 annual meeting of stockholders.

        We have determined that our stockholders should have the opportunity to vote on a say-on-pay proposal each year. In the event there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, the Committee will consider the concerns of the stockholders in future executive compensation decisions.

Determining Executive Compensation

        In making compensation decisions, the Committee compares each element of compensation against a peer group of publicly-traded contract drilling and oilfield service companies (collectively "Compensation Peer Group") and against published survey data. The Compensation Peer Group consists of companies that are representative of the types of companies that we compete against for talent. During 2014, Pay Governance conducted an independent review of our Compensation Peer

Group and recommended the deletion and addition of certain companies. The Compensation Peer Group was revised so that market references better reflect comparable companies viewed as competitors for business and talent and who have similar revenue and market capitalization profiles. The companies included in our Compensation Peer Group are as follows:

• Diamond Offshore Drilling, Inc.	• Noble Corporation
• Dresser-Rand Group Inc.	• Nabors Industries Ltd.
• Cameron International Corporation	• ENSCO International Inc.
• Rowan Companies, Inc.	• Patterson-UTI Energy, Inc.
• Transocean Ltd.	• Precision Drilling Corp.
• Oceaneering International	• Superior Energy Services
• FMC Technologies, Inc.

        The Committee also uses survey data to assist in compensation decisions, including those instances in which a named executive officer's position or duties do not match the position or duties of Compensation Peer Group executives. This survey data includes oilfield services, energy, and general industry data. The surveys referenced in Pay Governance's 2014 compensation report were:

  •
  2014 Mercer Energy Sector Compensation Survey;

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  2014 Frost Oilfield Manufacturing & Services Industry Executive Compensation Survey;

  •
  2014 Pearl Meyer & Partners Drilling Management Survey; and

  •
  2014 Towers Watson Oilfield Services Compensation Survey.

        The Committee sets target total direct compensation for named executive officers to generally approximate the median level of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by corporate performance, experience level, internal considerations, nature of duties, market factors, and retention issues. At the time the Committee makes compensation decisions, it uses prior fiscal year peer data and available survey data. This data provides peer compensation comparisons on a historical basis. Therefore, the Committee is unable to determine how current pay of the named executive officers compares to current pay of peer executives.

        A significant portion of total compensation is variable based on corporate performance and relative stockholder return. The Committee considers individual performance during its annual review of base salary and equity awards. However, no specific individual performance criteria or guidelines are used by the Committee as a controlling factor in the Committee's ultimate judgment and final decision. In deciding on the type and amount of executive compensation, the Committee focuses on both current pay and the opportunity for future compensation. The Committee does not have a specific formula for allocating each element of pay, but instead bases the allocation on peer and survey data and the Committee's judgment. Salary adjustments are generally limited to approximately the same percentage that is applicable to all office-based employees.

        Due to competitive considerations, the Committee has generally awarded a mix of 70% stock options and 30% time-based restricted stock. Equity awards are calculated based on an executive's base pay and the value of our common stock. Under this methodology, the Committee has generally limited the value of annual equity awards to a range of 250% to 330% of the CEO's base salary and 200% to 270% of the base salary of the other named executive officers. To determine the actual number of stock option shares awarded to a named executive officer, the dollar value of the award is divided by the applicable Black-Scholes value. In determining the Black-Scholes value, the Committee uses an average price for our common stock over a 10-day trading period ending on the Friday before the week that stock option awards are considered by the Committee. Exceptions to our long-term incentive compensation policy have occurred and may occur in the future as dictated by retention considerations and market factors.

2014 Executive Compensation Components

        The principal components of compensation for named executive officers for the fiscal year ended September 30, 2014, are described below.

Base Salary

        We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries of named executive officers are set to generally approximate the median level of base salaries of similarly situated executives of companies included in the Compensation Peer Group. If base salaries of our named executive officers consistently fall below such median level, then the Committee will consider market adjustments to base salaries. Salary levels are typically considered annually as part of our review process as well as upon a promotion. Although named executive officers generally receive the same percentage salary increase applicable to office-based employees, the named executive officers may receive greater increases as a result of market adjustments, changes in duties or retention considerations.

        Effective January 1, 2014, office-based employees generally received a 3% base salary increase in addition to applicable market salary increases. With the exception of Mr. Lindsay, all named executive officers received a salary increase effective January 1, 2014, ranging from 2.9% to 4.9%. Mr. Lindsay received a salary increase effective January 1, 2014 of 10.3% due to his planned transition to CEO. Effective March 5, 2014, Mr. Lindsay received approximately a 5.3% salary increase in connection with assuming the position of CEO.

Bonus

        The Annual Bonus Plan for Executive Officers ("Bonus Plan") is a cash incentive plan for calculation of annual non-equity incentive-based compensation. These cash incentive awards are designed to reward short-term performance and achievement of strategic goals. Combined salaries and target bonus levels are intended to generally approximate the median of the Compensation Peer Group's combined salary and annual bonus levels.

        Pursuant to the terms of the Bonus Plan, each named executive officer is assigned a threshold, target and reach bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities range from 40% to 130% for the CEO and 25% to 100% for the other named executive officers and do not include the potential bonus adjustment described below. An executive officer's bonus opportunity is based upon three weighted corporate performance criteria. These performance criteria and their weightings are: earnings per share (35%); return on invested capital (35%); and operating earnings before interest, taxes, depreciation, and amortization (30%). At the beginning of each fiscal year, the Committee approves the assignment of a threshold, target, and reach objective for each performance criterion. The target objective is established based upon the operating and capital budget approved by the Board. Once the target objective is established, the threshold objective is adjusted 30% below and the reach objective is adjusted 30% above the target objective. Actual fiscal year financial results are compared to plan objectives in order to determine the amount of any executive officer bonus. If actual financial results fall between the threshold and target or the target and reach objectives, then bonuses are proportionately increased as a result of the threshold or target objective being exceeded. Notwithstanding the other provisions of the Bonus Plan, the Committee has the right to reduce or eliminate any bonus due a named executive officer based upon the Committee's determination of individual performance, and the Committee has the discretion to adjust performance criteria during a fiscal year if, for example, the initially-established performance criteria are rendered unrealistic in light of circumstances beyond the control of the Company and its management. No adjustments were made to the corporate performance criteria during fiscal 2014.

        The approved corporate performance criteria for fiscal 2014 were:

	Threshold	Target	Reach
Earnings Per Share	$3.90	$5.57	$7.23
Return on Invested Capital	9.3%	13.3%	17.2%
Operating EBITDA	$1,010,000,000	$1,443,000,000	$1,876,000,000

        The bonus, if any, is then subject to being increased or decreased by up to 100% based on the Committee's overall assessment of our dayrates, utilization and continued industry leading safety performance and our stockholder returns relative to both the returns of our U.S. land drilling peers within the Compensation Peer Group and all companies within our peer group. In determining operational success, the Committee compared our dayrates, utilization and safety performance to that of our U.S. land drilling competitors.

        With the exception of the safety criterion, no specific criteria or objectives are used by the Committee when assessing our dayrates or utilization or relative stockholder returns. The Committee does consider Company safety statistics and compares those statistics to industry safety statistics. Whether the bonus of a named executive officer is increased or decreased by up to 100% is primarily dependent upon the Committee's judgment as to the named executive officer's success in positively affecting the corporate performance factors referred to above.

        Within this framework, the Committee determined that the target objectives for earnings per share, return on invested capital and operating EBITDA had been exceeded in fiscal 2014 and that the annual bonus for (i) the current CEO and (ii) the other named executive officers, as a group, be increased by approximately 50% and 70%, respectively, due to our operational and safety success, record net income and the achievement of favorable relative stockholder returns.

        Mr. Hans Helmerich was our CEO until his retirement on March 5, 2014. In light of Mr. Helmerich's exceptional leadership as CEO for the past 25 years and the Company's achievement of top quartile relative total shareholder return, Mr. Helmerich was paid a bonus of $1,934,656 in March of 2014. In making its determination, the Committee utilized four months of actual financial data and eight months of forecasted data to calculate an annualized bonus. The bonus was increased 100% pursuant to the bonus adjustment criteria set forth above.

Long-Term Equity Incentive Compensation

        The 2010 Plan was approved by our stockholders at the 2011 Annual Meeting of Stockholders. The 2010 Plan governs all stock-based awards granted on or after March 2, 2011, and the 2000 and the 2005 Long-Term Incentive Plans govern stock-based awards granted under such plans prior to March 2, 2011. The 2010 Plan allows the Committee to design stock-based compensation programs to encourage growth of stockholder value and allow key employees and non-employee Directors to participate in the long-term growth and profitability of the Company. Approximately 175 employees (including the named executive officers) and non-employee Directors receive stock-based awards on an annual basis. Equity award levels are determined based on market data, and vary among participants based on their positions.

        Under the 2010 Plan, the Committee may grant nonqualified stock options, restricted stock awards and stock appreciation rights to selected employees and non-employee Directors. Also, the Committee may grant incentive stock options to selected employees under such Plan. To date, the Committee has only awarded non-qualified stock options and time-vested restricted stock to participants. A total of 6,000,000 shares of common stock have been authorized for award under the 2010 Plan. With the exception of new employees or non-employee Directors, the Committee only approves annual stock-based awards at its meeting in late November or early December after the end of each fiscal year. The

Committee selected this time period for review of executive compensation since it coincides with executive performance reviews and allows the Committee to receive and consider final fiscal year financial information. Newly hired employees or appointed Directors may be considered for stock-based awards at the time they join the Company. Exceptions to this policy may occur as dictated by retention considerations or market factors.

  Stock Options

        The Committee believes that stock options align the interests of executives with stockholders in that stock options only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date.

        The grant date for all stock options is the date the Committee approves the grant. The Committee does not make equity grants in anticipation of the release of material non-public information and does not time the release of such information based on equity award grant dates. The Committee has never approved a backdated stock option grant.

        The exercise price for all option grants, as provided by the 2010 Plan, is the closing price on the date of grant. Such Plan also prohibits repricing of stock option awards.

        The majority of options granted by the Committee vest at a rate of 25% per year over the first four years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to the option.

        The number and grant date fair value of non-qualified stock options awarded to the named executive officers in fiscal 2014 are shown in the Grants of Plan-Based Awards in Fiscal 2014 table on page 33. In making these awards, the Committee applied the methodology discussed above and considered individual and corporate performance and the value of equity awards made by competitors. Given Mr. Helmerich's pending retirement as CEO, he did not receive an award of stock options during fiscal 2014.

  Restricted Stock

        We believe that awards of restricted stock assist in retention of executives and other key employees. Since 2009, the Committee has annually awarded time-vested restricted stock to the named executive officers and other key employees. Generally, all restricted stock awards fully vest over a range of three to five years from the original date of grant. During the restriction period, the participant receives quarterly payments from us equal to quarterly dividends and has the right to vote restricted shares. Unvested restricted stock is forfeited if the participant leaves the Company and is not retirement eligible.

        The number of shares of restricted stock awarded to the named executive officers in fiscal 2014 are shown in the Grants of Plan-Based Awards in Fiscal 2014 table on page 33. In making these awards, the Committee applied the methodology discussed above and considered the retentive effect of these awards during a competitive business climate, individual and corporate performance and the value and type of equity awards made by competitors. Given Mr. Helmerich's pending retirement as CEO, he did not receive an award of restricted stock during fiscal 2014.

Total Direct Compensation for 2014

        With the exception of Mr. Mackey, the following reflects the percentile ranking of how fiscal 2014 total direct compensation (i.e., base salary, bonus and equity awards) for the named executive officers compares to the total direct compensation of executives of the Compensation Peer Group:

John W. Lindsay	14th percentile
Juan Pablo Tardio	39th percentile

        With regard to Mr. Mackey, there was insufficient peer group data to provide a meaningful percentile ranking.

Retirement

Pension Plans

        Prior to October 1, 2003, most full-time employees, including the named executive officers, participated in our qualified Employees Retirement Plan ("Pension Plan"). The named executive officers also participated in our non-qualified Supplemental Pension Plan. Effective October 1, 2003, we revised both the Pension Plan and the Supplemental Pension Plan to close the plans to new participants and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plans frozen.

        The fiscal 2014 year-end present value of accumulated benefits for each of the named executive officers is shown in the Pension Benefits for Fiscal 2014 table on page 37.

Savings Plans

        Savings plans are designed to help employees, especially long-service employees, save and prepare for retirement. We sponsor a qualified and supplemental savings plan as described below.

  Qualified Plan

        Our 401(k)/Thrift Plan ("Savings Plan") is a tax-qualified savings plan pursuant to which most employees paid in U.S. dollars, including the named executive officers, are able to contribute to the Savings Plan on a before tax basis the lesser of up to 100% of their annual compensation or the dollar limit prescribed annually by the Internal Revenue Service ("IRS"). We match 100% of the first 5% of cash compensation that is contributed to the Savings Plan subject to IRS annual compensation limits ($260,000 for 2014). All employee contributions are immediately vested and matching contributions are subject to a six-year graded vesting schedule.

  Supplemental Savings Plan

        In addition to the Savings Plan, the named executive officers and certain other eligible employees can participate in the Supplemental Savings Plan, which is a non-qualified savings plan. Pursuant to the Supplemental Savings Plan, a participant can contribute between 1% and 40% of the participant's cash compensation to the Supplemental Savings Plan on a before tax basis. If the participant has not received the full Company match of the first 5% of pay in the Savings Plan, then the balance of the match could be contributed to the Supplemental Savings Plan. The Nonqualified Deferred Compensation for Fiscal 2014 table on page 38 contains additional Supplemental Savings Plan information for the named executive officers.

Other Benefits

        The named executive officers are provided with other benefits, including perquisites, that the Company and the Committee believe are reasonable. The Committee annually reviews the levels of these benefits provided to the named executive officers. The compensation associated with these benefits is included in the "All Other Compensation" column of the Summary Compensation Table on page 31 and a brief explanation of these benefits is shown in footnote 8 to such table. A more detailed explanation of our aircraft policy is provided below.

Company Aircraft

        With the approval of the CEO, our aircraft may be used by the named executive officers and other employees for business purposes. Since many of our operations and offices are in remote locations, our aircraft provide a more efficient use of employee time and improved flight times than are available commercially. Our aircraft also provide a more secure traveling environment where sensitive business issues may be discussed.

        The Chairman and CEO positions are each allocated 10 hours personal use of our aircraft annually without reimbursement to us. The time attributable to attendance at board meetings of publicly held companies will not be counted against the 10 hour limitation. Any personal use in excess of this allotment will only be permitted under extraordinary circumstances. With the approval of the CEO, the other named executive officers are permitted personal use of our aircraft, without reimbursement to us, only under extraordinary circumstances.

        For tax purposes, imputed income is assessed to each named executive officer for his or his guest's personal travel based upon the Standard Industrial Fare Level of such flights during the calendar year.

Executive Officer and Director Stock Ownership Guidelines; Prohibited Transactions

        Because the Board believes in linking the interests of management and stockholders, the Board has adopted stock ownership guidelines for the named executive officers. Our Executive Stock Ownership Guidelines specify a number of shares that our named executive officers must accumulate and hold within five years of the later of the adoption of the guidelines or the appointment of the individual as a named executive officer. The CEO is required to own shares having a value of five times base salary, and the other named executive officers are required to own shares having a value of two times base salary. The Board has adopted a similar policy applicable to Directors requiring ownership of shares having a value equal to two times annual compensation.

        We prohibit our directors, officers and other employees from engaging in certain transactions involving Company stock. Transactions that are prohibited include hedging transactions and the pledging of Company stock as collateral.

Deductibility of Executive Compensation

        The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation of more than $1,000,000 that is paid to certain individuals. This limitation does not apply to compensation that meets the requirements under Section 162(m) for qualifying performance-based compensation. The Committee generally prefers to optimize the deductibility of compensation paid to our executive officers. However, if future compliance with Section 162(m) is inconsistent with our compensation policy or what is believed to be in the best interests of our stockholders, then future compensation arrangements may not be fully deductible under Section 162(m).

Potential Payments Upon Change-in-Control or Termination

Change-in-Control

        We have entered into change-in-control agreements with the named executive officers and certain other key employees. These agreements are entered into in recognition of the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual change-in-control of the Company. These agreements contain a "double" trigger provision whereby no benefits will be paid to an executive unless both a change-in-control has occurred and the executive's employment is terminated after a change-in-control. We believe this arrangement appropriately balances our interests and the interests of executives since we make no payments unless a termination of employment occurs.

        More specifically, if we actually or constructively terminate a named executive officer's employment within 24 months after a change-in-control other than for cause, disability, death, or the occurrence of a substantial downturn, or if any of the named executive officers terminates his employment for good reason within 24 months after a change-in-control (as such terms are defined in the change-in-control agreement), any unvested benefits under our Supplemental Savings Plan and Supplemental Pension Plan and any options or restricted stock granted to any of the named executive officers will fully vest and we will be required to pay or provide:

  •
  A lump sum payment equal to two and one-half (2 1/2) times the base salary and annual bonus of the CEO and two (2) times the base salary and annual bonus of the other named executive officers;

  •
  24 months of benefit continuation;

  •
  A prorated annual bonus payable in one lump sum;

  •
  Up to $5,000 for out-placement counseling services; and

  •
  A lump sum payment of any accrued vacation pay, any previously deferred compensation, and base salary through the termination date;

provided that the payments and benefits will be provided only if a named executive officer executes and does not revoke a release of claims in the form attached to the change-in-control agreement. No tax gross-ups are provided on payments made under these agreements. These agreements are automatically renewed for successive two-year periods unless terminated by us.

        For more information regarding post-termination payments that we may be required to make to named executive officers in the event of a change-in-control, see the Potential Payments Upon Change-in-Control table on page 39.

        Our long-term equity compensation plans contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a change-in-control, as defined in such plans. This provision was included in all equity plans in order to be consistent with market practice at the time the plans were approved by stockholders. The potential value of the acceleration of vesting of stock options and restricted stock upon a change-in-control is reflected in columns 7 and 8 of the Potential Payments Upon Change-in-Control table on page 39.

Other Termination Payments

        The Supplemental Pension Plan and Supplemental Savings Plan described on page 27 and quantified in the Pension Benefits for Fiscal 2014 and Nonqualified Deferred Compensation for Fiscal 2014 tables on pages 37 and 38 provide for potential payments to named executive officers upon termination of employment for other than change-in-control.

Compensation Committee Report

        The Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis ("CD&A") required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the CD&A be included in this proxy statement. This report is provided by the following Directors, who comprise the Human Resources Committee:

John D. Zeglis, Chairman William L. Armstrong Paula Marshall Thomas A. Petrie

 Summary Compensation Table

        The following table includes information concerning compensation paid to or earned by our named executive officers listed in the table for the fiscal years ended September 30, 2014, 2013, and 2012. The persons named below constitute all of the executive officers of the Company as of September 30, 2014.

Name and Principal Position	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
Hans Helmerich,	2014	385,256	967,328	—	—	967,328	131,818	111,023	2,562,753
Former Chief Executive Officer (1)	2013	855,737	857,770	758,520	1,975,400	953,078	343,368	213,774	5,957,647
	2012	811,922	602,263	717,120	1,720,500	1,003,773	189,315	202,707	5,247,600
John W. Lindsay,	2014	769,949	439,971	836,535	1,840,000	879,941	32,495	114,040	4,912,931
President and Chief Executive	2013	683,718	520,847	487,620	1,297,100	578,719	—	87,946	3,655,950
Officer	2012	565,511	367,778	776,880	943,500	612,962	42,162	73,901	3,382,694
Steven R. Mackey,	2014	465,096	272,049	298,763	677,120	388,642	29,674	56,210	2,187,554
Executive Vice President, General	2013	445,449	305,057	257,355	666,400	338,953	—	67,646	2,080,860
Counsel, and Chief Administrative	2012	418,077	229,025	388,440	582,750	381,709	112,053	67,695	2,179,749
Officer
Juan Pablo Tardio,	2014	425,000	254,307	278,845	647,680	363,296	4,051	52,962	2,026,141
Vice President and Chief Financial	2013	402,083	281,064	230,265	618,800	312,293	—	55,657	1,900,162
Officer	2012	371,250	209,939	388,440	499,500	349,900	5,705	58,142	1,882,876

(1)
Mr. Helmerich, who is Chairman of the Board, retired from his position as CEO of the Company on March 5, 2014. The Summary Compensation Table for fiscal 2014 reflects Mr. Helmerich's compensation as CEO for the period October 1, 2013 to March 5, 2014. In connection with his retirement, Mr. Helmerich was paid an annualized bonus based on four months of actual financial data and eight months of forecasted data. Please refer to the Director Compensation Table on page 41 for a description of Mr. Helmerich's compensation as a Director during fiscal 2014.

(2)
The amounts shown in this column are salaries earned during fiscal 2014, 2013, and 2012. Annual salary adjustments become effective at the beginning of each calendar year. Thus, the salaries reported in the above table for fiscal 2014 are the sum of the named executive officers' salaries for the last three months of calendar 2013 and the new salaries for the first nine months of calendar 2014.

(3)
The amounts shown in this column reflect the amounts paid pursuant to our Annual Bonus Plan for Executive Officers based on the Human Resources Committee's assessment of our safety and operational success and relative total stockholder return. The amounts were earned in connection with our performance for each reported fiscal year, but were paid during the first quarter of the succeeding fiscal year. Also, the amounts are over and above the amounts earned by meeting the performance objectives under the bonus plan.

(4)
The amounts included in this column represent the aggregate grant date fair value of stock awards determined pursuant to FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the named executive officers. For additional information, including valuation assumptions with respect to the grants, refer to note 6, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2014, included in the 2014 Annual Report on Form 10-K filed with the SEC on November 26, 2014.

(5)
The amounts included in this column represent the aggregate grant date fair value of option awards determined pursuant to FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the named executive officers. For additional information, including valuation assumptions with respect to the grants, refer to note 6, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2014, included in the 2014 Annual Report on Form 10-K filed with the SEC on November 26, 2014.

(6)
The amounts included in this column are payments under our Annual Bonus Plan for Executive Officers based on annual performance measured against pre-established objectives whose outcome is uncertain at the time the awards are communicated to the named executive officers. The bonus award opportunities and financial measures and financial measure weightings for determining bonus amounts for fiscal 2014 are described in the CD&A beginning on page 24.

(7)
The amounts in this column reflect the aggregate change in the actuarial present value of the accumulated benefit of each named executive officer under our Pension Plan and our Supplemental Pension Plan. The actuarial present value calculation for fiscal 2014 for Messrs. Helmerich and Mackey, who are retirement eligible, is based on an immediate annuity (with an assumed retirement date of September 30, 2014), whereas the present value calculation for Messrs. Lindsay and Tardio, who are not retirement eligible, is based on a deferred annuity (with an assumed retirement age of 61). The aggregate change in the actuarial present value of the accumulated benefit of Messrs. Lindsay, Mackey and Tardio decreased in fiscal 2013 in the amounts of $20,488, $74,025 and $3,034, respectively.

(8)
"All other compensation" for fiscal 2014 includes the following:

•
Our matching contribution to our 401(k)/Thrift Plan on behalf of each named executive officer as follows: Hans Helmerich — $13,000; John W. Lindsay — $13,000; Steven R. Mackey — $13,000; and Juan Pablo Tardio — $13,000.

•
Our matching contribution to the nonqualified Supplemental Savings Plan for Employees of Helmerich & Payne, Inc. on behalf of each named executive officer as follows: Hans Helmerich — $30,254; John W. Lindsay — $86,931; Steven R. Mackey — $43,117; and Juan Pablo Tardio — $38,869.

•
For Hans Helmerich, the amount reported includes $63,428 for personal use of our aircraft. For John W. Lindsay, the amount reported includes $9,843 for personal use of our aircraft. The value shown for personal use of our aircraft is the incremental cost to us of such use, which is calculated based on the variable operating costs to us per nautical mile of operation, which include fuel costs, repairs, meals, professional services, travel expenses and licenses and fees. Fixed costs that do not change based on usage, such as the cost of aircraft, pilot salaries, insurance, rent, and other costs, were not included. The amount reported includes deadhead flights and is reduced by any reimbursements to us. The amount reported for Mr. Helmerich is attributable primarily to flights in connection with attending board meetings of publicly held companies. Flights for Messrs. Helmerich and Lindsay comply with the Company's aircraft use policy described on page 28 of the CD&A.

•
Our contributions toward business travel premiums, club memberships, event tickets, and personal use of aircraft not otherwise disclosed above. The values of these personal benefits are based on the incremental aggregate cost to us and are not individually quantified because none of them individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each named executive officer.

 Grants of Plan-Based Awards in Fiscal 2014

        As described on pages 25 and 26 of the CD&A, we provide incentive award opportunities to executives, designed to reward both short-term and long-term business performance, and create a close alignment between incentive compensation and stockholders' interests. The following table provides information on non-equity incentive plan awards and restricted stock and stock options granted in fiscal 2014 to each of our named executive officers. Although the grant date fair value is shown in the table for these stock and option awards, there can be no assurance that these values will actually be realized during the terms of these grants.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (2)
									All Other Option Awards: Number of Securities Underlying Options (#) (3)		Grant Date Fair Value of Stock and Option Awards ($) (5)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Hans Helmerich		340,000	850,000	1,105,000
John W. Lindsay		316,000	790,000	1,027,000
	12/3/2013								62,500	79.67	1,840,000
	12/3/2013							10,500			836,535
Steven R. Mackey		115,000	345,000	460,000
	12/3/2013								23,000	79.67	677,120
	12/3/2013							3,750			298,763
Juan Pablo Tardio		107,500	322,500	430,000
	12/3/2013								22,000	79.67	647,680
	12/3/2013							3,500			278,845

(1)
The columns show the threshold, target, and maximum potential value of the payout for each named executive officer under our Annual Bonus Plan for Executive Officers if certain of our financial performance objectives are achieved for the October 1, 2013, to September 30, 2014, performance period. With the exception of Mr. Lindsay, the amounts are based on salaries in effect as of January 1, 2014 for each named executive officer which is the basis for determining the actual payments to be made subsequent to year-end. For Mr. Lindsay, the amounts are based on his salary in effect on March 5, 2014. The potential payouts are performance-driven and, therefore, are at risk. The possible payouts reflected in the table may be increased or decreased by an adjustment factor of up to 100% based on the Human Resources Committee's assessment of corporate performance. The financial measures, bonus opportunities, and adjustment factors for determining payout are described in the CD&A on pages 24 and 25.

(2)
The shares of restricted stock were granted in fiscal 2014 to the named executive officers. The stock vests ratably in four equal annual installments, beginning on December 3, 2014, one year after the grant date. Dividends are paid on the restricted stock at the same rate applicable to other holders of our common stock.

(3)
This column shows the number of stock options granted in fiscal 2014 to the named executive officers. The options vest and become exercisable ratably in four equal annual installments, beginning on December 3, 2014, one year after the grant date.

(4)
This column shows the exercise price for the stock options granted, which was the closing price of our common stock on December 3, 2013.

(5)
The fair value shown for stock awards and option awards are accounted for in accordance with FASB ASC Topic 718. This column shows the full grant date fair value of the restricted stock and stock options under FASB ASC Topic 718 granted to the named executive officers in fiscal 2014. The full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For restricted stock, fair value is calculated based on the closing sales prices on December 3, 2013. For stock options, fair value was calculated using the Black-Scholes value on the grant date of $29.44. In applying the Black-Scholes model, we have made certain valuation assumptions. For additional information on the valuation assumptions, refer to note 6, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2014, included in the 2014 Annual Report on Form 10-K filed with the SEC on November 26, 2014. The actual value, if any, the named executive officer will realize on option awards will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised. The values reflect the accounting expense and may not reflect the actual value realized by the named executive officer.

 Outstanding Equity Awards at Fiscal 2014 Year-End

        The following table provides information on the current holdings of stock option awards and restricted stock awards by the named executive officers at September 30, 2014. This table includes exercisable and unexercisable option awards and unvested restricted stock awards, and such awards are reflected in each row below on an award-by-award basis. The vesting schedule for each grant that has not fully vested is shown following this table. For additional information about the option awards and stock awards, see the description of such awards in the CD&A on pages 25 and 26.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hans Helmerich	12/1/2004	80,000				16.01	12/1/2014
	12/5/2005	90,000				30.2375	12/5/2015
	12/5/2006	120,000				26.895	12/5/2016
	12/4/2007	110,000				35.105	12/4/2017
	12/2/2008	120,000				21.065	12/2/2018
	12/1/2009	80,000				38.015	12/1/2019
	12/7/2010	30,000	10,000	(1)		47.935	12/7/2020	5,000	(2)	489,350
	12/6/2011	31,000	31,000	(1)		59.76	12/6/2021	6,000	(4)	587,220
	12/4/2012	20,750	62,250	(1)		54.18	12/4/2022	10,500	(5)	1,027,635
John W. Lindsay	12/5/2005	25,000				30.2375	12/5/2015
	12/5/2006	57,000				26.895	12/5/2016
	12/4/2007	50,000				35.105	12/4/2017
	12/2/2008	65,000				21.065	12/2/2018
	12/1/2009	45,000				38.015	12/1/2019
	12/7/2010	15,750	5,250	(1)		47.935	12/7/2020	3,000	(2)	293,610
	12/6/2011	17,000	17,000	(1)		59.76	12/6/2021	6,000	(3)	587,220
	12/6/2011							3,500	(4)	342,545
	12/4/2012	13,625	40,875	(1)		54.18	12/4/2022	6,750	(5)	660,623
	12/3/2013		62,500	(1)		79.67	12/3/2023	10,500	(6)	1,027,635
Steven R. Mackey	12/2/2008	40,000				21.065	12/2/2018
	12/7/2010		3,250	(1)		47.935	12/7/2020	1,750	(2)	171,273
	12/6/2011		10,500	(1)		59.76	12/6/2021	2,000	(3)	195,740
	12/6/2011							2,250	(4)	220,208
	12/4/2012		21,000	(1)		54.18	12/4/2022	3,563	(5)	348,711
	12/3/2013		23,000	(1)		79.67	12/3/2023	3,750	(6)	367,013
Juan Pablo Tardio	12/7/2010		2,500	(1)		47.935	12/7/2020	1,500	(2)	146,805
	12/6/2011		9,000	(1)		59.76	12/6/2021	3,000	(3)	293,610
	12/6/2011							1,750	(4)	171,273
	12/4/2012		19,500	(1)		54.18	12/4/2022	3,188	(5)	312,010
	12/3/2013		22,000	(1)		79.67	12/3/2023	3,500	(6)	342,545

(1)
The remaining, unexercisable options vest as follows:

Grant Date	Vesting Schedule
12/7/2010	100% on 12/7/2014
12/6/2011	ratably on each of the following dates: 12/6/2014 and 12/6/2015
12/4/2012	ratably on each of the following dates: 12/4/2014, 12/4/2015 and 12/4/2016
12/3/2013	ratably on each of the following dates: 12/3/2014, 12/3/2015, 12/3/2016 and 12/3/2017.
(2)
The unvested shares of restricted stock vest on 12/7/2014.

(3)
The unvested shares of restricted stock vest ratably on 12/6/2014, 12/6/2015, 12/6/2016 and 12/6/2017.

(4)
The unvested shares of restricted stock vest ratably on 12/6/2014 and 12/6/2015.

(5)
The unvested shares of restricted stock vest ratably on 12/4/2014, 12/4/2015 and 12/4/2016.

(6)
The unvested shares of restricted stock vest ratably on 12/3/2014, 12/3/2015, 12/3/2016 and 12/3/2017.

(7)
The aggregate market value is based on the closing market price of our common stock of $97.87 at September 30, 2014.

 Option Exercises and Stock Vested in Fiscal 2014

        The following table provides additional information about stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, during the fiscal year ended September 30, 2014, by the named executive officers.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Hans Helmerich	180,000	(1)	13,086,400	(2)	11,500	925,035
John W. Lindsay	54,000		4,118,035		7,000	563,175
Steven R. Mackey	53,750		2,632,697		4,062	326,673
Juan Pablo Tardio	34,750		1,321,301		3,437	276,486

(1)
After giving effect to the delivery of shares by Mr. Helmerich to pay the stock option exercise prices and applicable tax withholding liabilities, Mr. Helmerich netted (i.e., actually received) 87,737 shares.

(2)
Mr. Helmerich held all of the shares acquired upon exercise of the stock options. As such, the "value realized" does not reflect an amount actually received by him through a sale or other disposition. Rather, "value realized" is merely a calculation of the difference between the market price of the underlying shares acquired on exercise and the exercise price of the options.

(3)
The value realized on vesting is calculated using the closing market price of our common stock on the relevant vesting dates.

 PENSION BENEFITS FOR FISCAL 2014

        The Pension Benefits table below sets forth the fiscal 2014 year-end present value of accumulated benefits payable to each of our named executive officers under our Pension Plan and the Supplemental Pension Plan. Effective October 1, 2003, we revised both the Pension Plan and the Supplemental Pension Plan to close the plans to new participants and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plans frozen.

        The pension benefit under our Pension Plan for time periods prior to October 1, 2003, is calculated pursuant to the following formula:

Compensation × 1.5% = Annual Pension Benefit.

        The pension benefit for the period commencing October 1, 2003, through September 30, 2006, is calculated as follows:

Compensation × 0.75% = Annual Pension Benefit.

        Pension benefits are determined based on compensation received throughout a participant's career. "Compensation" includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and Section 125 "cafeteria plan" deferrals. The Pension Plan benefit formulas are the same for all employees. Therefore, retirement benefits for executives are calculated in the same manner as for other employees.

        A normal retirement benefit is available under our Pension Plan if the employee retires at age 65 with at least 5 years of credited service or is otherwise fully vested. The "normal retirement date" is the first day of the month coincident with or next following the later of (i) normal retirement age (age 65) and (ii) the fifth anniversary of the employee's participation in the Plan.

        An employee can take early retirement once he has reached age 55 and has completed at least 10 years of credited service. The amount of the early retirement benefit payment is reduced if the employee retires prior to age 62 and immediately begins receiving payments. The reduction in the annual benefit amount is 6% for each year (1/2 of 1% for each month) the employee's early retirement benefit payments start prior to age 62. The Pension Plan provides unreduced benefits for early retirement after the employee reaches age 62 and has at least 10 years of credited service. The benefit after age 62 is calculated the same as a benefit at age 65.

        A vested benefit is available if the employee terminates employment before early or normal retirement and has 5 or more years of credited service. However, the employee may elect to start receiving a benefit as early as age 55 if he had 10 years of credited service. In this situation, the monthly amount will be less than what the employee would receive had he waited until age 65 since the benefit will be actuarially reduced to cover a longer period of time for payment. The actuarial reduction of the early deferred vested pension is greater than the reduction for early retirement immediately following termination of employment. However, if the employee qualified for the more favorable reduction factors at the time he leaves the Company, the benefit is based on those factors.

        The employee may choose among alternative forms of retirement income payment after he becomes eligible to retire on his normal retirement date or early retirement date, as the case may be. Optional forms of payment include a single life annuity (which is an unreduced monthly pension for the rest of the employee's life), a Joint & Survivor Annuity (which is a reduced monthly pension during the employee's lifetime with payments, depending on the employee's election, of 50%, 75%, or 100% of the monthly pension continuing to the employee's spouse for the rest of the spouse's life), a guaranteed certain benefit option (which is a reduced monthly pension with payments guaranteed for 10 years and if the employee dies before the end of this period, his beneficiary will receive the payments through the end of this period) or a lump-sum (a one-time only lump sum payment, based on the present value of the monthly benefits that would have been expected to be paid for the retiree's lifetime — no survivor benefits are payable under this option).

        The Supplemental Pension Plan benefit payable to the employee is the difference between the monthly amount of our Pension Plan benefit to which the employee would have been entitled if such benefit were computed without giving effect to the limitations on benefits imposed by application of Sections 415 and 401(a)(17) of the Internal Revenue Code, and the monthly amount actually payable to the employee under our Pension Plan at the applicable point in time. The benefit amount is computed as of the employee's date of termination with the Company in the form of a straight life annuity payable over the employee's lifetime (calculated in the same manner as the Pension Plan) assuming payment was to commence at the employee's normal retirement date. The employee will be paid in the form of a lump sum payment or an annual installment payable over a period of two to 10 years as designated by the employee. The employee's form of payment election under the Pension Plan will not affect the payment form under the Supplemental Pension Plan. Payment under the Supplemental Pension Plan will commence within 30 days of the later of the first business day of the seventh month following the employee's separation from service or the age (between age 55 and 65) specified on the employee's election form. However, in the event of death, payment will be paid within 30 days of the date of death.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Hans Helmerich	Pension Plan	36	693,631	—
	Supplemental Pension Plan	36	796,893	—
John W. Lindsay	Pension Plan	28	189,942	—
	Supplemental Pension Plan	28	30,720	—
Steven R. Mackey	Pension Plan	29	595,881	—
	Supplemental Pension Plan	29	206,951	—
Juan Pablo Tardio	Pension Plan	14	23,879	—
	Supplemental Pension Plan	14	—	—

(1)
The actuarial present value calculation for fiscal 2014 for Messrs. Helmerich and Mackey, who are retirement eligible, is based on an immediate annuity (with an assumed retirement date of September 30, 2014), whereas the present value calculation for Messrs. Lindsay and Tardio, who are not retirement eligible, is based on a deferred annuity (with an assumed retirement age of 61). The lump sum factor is based on the Pension Protection Act of 2006 - 2014 Applicable Mortality Table and the following tier rates: Segment 1 — 1.24%; Segment 2 — 3.86%; and Segment 3 — 4.96%. The lump-sum assumptions are consistent with those used at September 30, 2014. The Company's pension and the assumptions are more fully described in the Company's 2014 Annual Report on Form 10-K filed with the SEC on November 26, 2014.

Mr. Mackey is currently eligible to receive an unreduced early retirement benefit upon termination of employment. Mr. Helmerich is currently eligible to receive a reduced early retirement benefit upon termination of employment. Messrs. Lindsay and Tardio would be eligible to receive a benefit anytime after attaining age 55 upon their termination of employment. Depending on their age at termination, they would be eligible to receive either a reduced early retirement benefit or an actuarially reduced early deferred vested benefit on or after age 55.

 NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2014

        Pursuant to our Supplemental Savings Plan, a participant can contribute between 1% and 40% of a participant's combined base salary and bonus to the Plan on a before-tax basis. If the participant has not received the full Company match of the first 5% of pay in the qualified Savings Plan, then the balance of the match will be contributed to the Supplemental Savings Plan. With the exception of one stable value fund, the investment fund selections are identical in both the qualified Savings Plan and the Supplemental Savings Plan. Unless previously distributed according to the terms of a scheduled in-service withdrawal, a participant's account will become payable at the time and in the form selected by the participant upon the earlier to occur of a participant's separation from service, a participant's disability, a change-in-control or the participant's death. A participant may select payment in the form of a single lump sum payment or annual installment payments payable over a period of two to 10 years.

        The following Nonqualified Deferred Compensation table summarizes the named executive officers' compensation for fiscal 2014 under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Hans Helmerich	101,167	30,254	118,896	1,181,161	—
John W. Lindsay	46,997	86,931	98,400	—	1,138,727
Steven R. Mackey	188,548	43,117	74,955	—	1,040,578
Juan Pablo Tardio	163,793	38,869	20,873	—	547,747

(1)
The amounts reflected as Registrant Contributions above are included in the Summary Compensation Table under "All Other Compensation." Executive Contributions reflected above are made monthly during the fiscal year and are based on the employee's elected deferral percentage rate. These contributions are based on salary and bonus. Executive Contributions are reported as salary and bonus in the Summary Compensation Table.

(2)
These amounts do not include any above-market earnings.

(3)
The fiscal year-end balance reported for the Supplemental Savings Plan includes the following amounts that were previously reported in the above Summary Compensation Table as compensation for 2012 and 2013: Hans Helmerich — $473,564; John W. Lindsay — $237,491; Steven R. Mackey — $419,675; and Juan Pablo Tardio — $198,110.

 POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL

        The following table shows potential pre-tax payments to our named executive officers under existing agreements in the event of a change-in-control, assuming a September 30, 2014 termination date and using the closing price ($97.87) of our common stock on September 30, 2014. Any payments due under the agreements are to be paid in a lump sum within 30 days after an executive's employment termination date.

Name	Salary and Bonus ($) (2)	Bonus ($) (3)	Vacation Pay ($) (4)	Continued Benefits ($) (5)	Outplacement Services ($) (6)	Stock Options ($) (7)	Restricted Stock ($) (8)	Non-qualified Plans ($) (9)	Total ($)
Hans Helmerich (1)	—	—	—	—	—	4,400,463	2,104,205	796,893	7,301,561
John W. Lindsay	4,611,440	1,040,153	12,913	290,450	5,000	3,833,358	2,911,633	1,169,447	13,874,394
Steven R. Mackey	2,162,436	627,372	19,461	164,449	5,000	1,898,534	1,302,943	1,247,529	7,427,724
Juan Pablo Tardio	1,973,196	576,598	12,403	150,340	5,000	1,720,183	1,266,242	547,747	6,251,709

(1)
Mr. Helmerich retired from the position of CEO on March 5, 2014. Consequently, the first five columns of this table are not applicable to Mr. Helmerich because of the assumed employment termination date of September 30, 2014 and his change of control agreement is no longer applicable.

(2)
For Mr. Lindsay, this amount represents a lump sum payment equal to two and one-half (2 1/2) times the sum of (a) base salary in effect at the time of termination and (b) an annual bonus, derived by taking the average of the annual bonus paid during the preceding two years. The computation for the other named executive officers is the same except that the multiplier in the preceding formula is two (2) times.

(3)
This amount represents an annual bonus for the fiscal year-end which coincides with the termination date of September 30, 2014. This annual bonus amount is calculated in the manner contemplated in footnote 2 above.

(4)
This column reflects accrued vacation pay not yet paid by us as of September 30, 2014.

(5)
This amount represents the value of 24 months of benefit continuation following the termination of employment. Benefits included are: 18 months of Company medical COBRA, and private medical, dental and vision insurance for 6 months following COBRA; basic and supplemental life insurance; long-term disability insurance; Savings Plan match; and Supplemental Savings Plan match by us.

(6)
This amount represents payment for outplacement counseling services if utilized by the named executive officer.

(7)
This column represents the potential value of unvested stock options that would vest following a change-in-control with termination of employment (under existing agreements) and without termination under applicable long-term equity incentive plans. The value in the column is derived by multiplying the number of shares underlying the options that vested by the difference between $97.87, the market price of our common stock at September 30, 2014, and the exercise price of each option that vested.

(8)
This column represents the value of unvested restricted stock awards that would vest following a change-in-control with termination of employment (under existing agreements) and without termination under applicable long-term equity incentive plans. The value on September 30, 2014, is shown at $97.87 per share, the closing price of our common stock on that date.

(9)
Except as noted in this footnote, this column reflects the value of, and payout under, the Supplemental Savings Plan and Supplemental Pension Plan. Both the Supplemental Savings Plan and Supplemental Pension Plan are payable upon termination of employment. Only the Supplemental Savings Plan is payable upon a change-in-control (with or without termination). The amount reported for Mr. Helmerich is solely attributable to the Supplemental Pension Plan. The full amount for Mr. Helmerich was distributed subsequent to September 30, 2014. The amount reported for Mr. Tardio is solely attributable to the Supplemental Savings Plan. The amounts reported for Messrs. Lindsay and Mackey include both the Supplemental Savings Plan and Supplemental Pension Plan.

 DIRECTOR COMPENSATION IN FISCAL 2014

        Mr. Helmerich, as Chairman of the Board, receives a quarterly retainer of $30,000. Each non-employee Director receives a quarterly retainer of $20,000. The Audit Committee chair receives a quarterly retainer of $3,750. The Human Resources Committee and Nominating and Corporate Governance Committee chairs each receive a quarterly retainer of $2,500. In addition, each member of the Audit Committee receives a quarterly retainer of $1,250. In addition to quarterly retainers, each non-employee Director received in fiscal 2014 an option to purchase shares of our common stock pursuant to the Helmerich & Payne, Inc. 2010 Long-Term Incentive Plan which had a value of approximately $155,000 on the date of grant. All non-employee Directors are reimbursed for expenses incurred in connection with the attending of Board or Committee meetings. Employee Directors do not receive compensation for serving on the Board.

        The Directors may participate in our Director Deferred Compensation Plan ("Plan"). Each Director participating in the Plan may defer into a separate account maintained by us, all or a portion of such Director's cash compensation paid by us for services as a Director. A Director may select between two deemed investment alternatives, being an interest investment alternative and a stock unit investment alternative. The interest investment alternative provides for the payment of interest on deferred amounts in the Director's account at a rate equal to prime plus one percent. Under the stock unit investment alternative, we credit the Director's account with a number of stock units determined by dividing the Director's deferred compensation amount by the fair market value of a share of our common stock on the compensation deferral date. The Director's account is also credited with any dividends that would have been paid by us had the Director held actual shares of our common stock. The account balance attributable to the stock unit investment alternative may increase or decrease depending upon fluctuations in the value of our common stock and the distribution of dividends. The stock units credited to a Director's account are used solely as a device for the determination of the amount of cash payment to be distributed to the Director under the Plan. No Director is entitled to a distribution of actual shares of our common stock or to any other stockholder rights with respect to the stock units credited under the Plan. Except for emergency withdrawals and a change-in-control event (as defined in the Plan), the deferred cash amounts in a Director's account are not paid until he or she ceases to be a Director. The Plan does not create a trust and the participating Directors would be general unsecured creditors of the Company. Since employee Directors do not receive compensation for serving on the Board, only non-employee Directors are able to participate in the Plan. The Plan is interpreted and administered by the Human Resources Committee of the Board.

 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($)	Total ($)
William L. Armstrong	90,000	—	149,732	—	—	—	239,732
Randy A. Foutch	85,000	—	149,732	—	—	—	234,732
Hans Helmerich (1)	70,000	—	—	—	—	291,669	361,669
Paula Marshall	80,000	—	149,732	—	—	—	229,732
Thomas A. Petrie	80,000	—	149,732	—	—	—	229,732
Donald F. Robillard, Jr.	100,000	—	149,732	—	—	—	249,732
Hon. Francis Rooney	85,000	—	149,732	—	—	—	234,732
Edward B. Rust, Jr.	85,000	—	149,732	—	838	—	235,570
John D. Zeglis (2)	90,000	—	149,732	—	—	14,520	254,252

(1)
Please refer to the Summary Compensation Table on page 31 for a description of Mr. Helmerich's compensation as CEO for the period October 1, 2013 to March 5, 2014. As noted above under Corporate Governance — Board Leadership Structure, Mr. Helmerich has agreed to provide consulting services to the Company for a three-year period (March 5, 2014 to February 28, 2017). The amount reflected in the column above captioned "All Other Compensation" discloses consulting fees earned by Mr. Helmerich during fiscal 2014. For information concerning Mr. Helmerich's outstanding equity awards, please refer to the Outstanding Equity Awards at Fiscal 2014 Year-End table on page 34.

(2)
The amount reflected in the column captioned "All Other Compensation" includes $14,520 for personal use of our aircraft. The value shown for personal use of our aircraft is the incremental cost to us of such use, which is calculated based on the variable operating costs to us per nautical mile of operation, which include fuel costs, repairs, meals, professional services, travel expenses and licenses and fees. Fixed costs that do not change based on usage, such as the cost of aircraft, pilot salaries, insurance, rent, and other costs, were not included. The amount reported includes deadhead flights and is reduced by any reimbursements to us.

(3)
Cash retainers and committee chair fees are paid quarterly in March, June, September, and December.

(4)
The amounts included in this column represent the aggregate grant date fair value of option awards determined pursuant to FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by our directors. For additional information, including valuation assumptions with respect to the grants, refer to note 6, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2014, included in the 2014 Annual Report on Form 10-K filed with the SEC on November 26, 2014.

The following table provides information on the outstanding equity awards at fiscal year-end for non-employee Directors other than Mr. Helmerich. This table includes unexercised option awards reflected in each row below on an award-by-award basis. All options vested on the date of grant and expire ten years following the grant date. For additional information about the option awards, see the description of such awards in the CD&A on page 26.

 Outstanding Equity Awards at Fiscal 2014 Year-End

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William L. Armstrong	12/5/2005	2,290	—	30.2375	12/5/2015
	12/5/2006	4,405	—	26.895	12/5/2016
	12/4/2007	3,823	—	35.105	12/4/2017
	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
Randy A. Foutch	12/4/2007	3,446	—	35.105	12/4/2017
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
Paula Marshall	12/1/2004	4,208	—	16.01	12/1/2014
	12/5/2005	2,290	—	30.2375	12/5/2015
	12/5/2006	4,405	—	26.895	12/5/2016
	12/4/2007	3,823	—	35.105	12/4/2017
	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
Thomas A Petrie	6/6/2012	1,208	—	47.29	6/6/2022
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
Donald F. Robillard, Jr.	6/6/2012	1,812	—	47.29	6/6/2022
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
Hon. Francis Rooney	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
Edward B. Rust, Jr.	12/5/2005	2,290	—	30.2375	12/5/2015
	12/5/2006	4,405	—	26.895	12/5/2016
	12/4/2007	3,823	—	35.105	12/4/2017
	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John D. Zeglis	12/5/2005	2,290	—	30.2375	12/5/2015
	12/5/2006	4,405	—	26.895	12/5/2016
	12/4/2007	3,823	—	35.105	12/4/2017
	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
(5)
The reported amount is the above-market portion of interest earned pursuant to the interest investment alternative under the Director Deferred Compensation Plan.

Summary of All Existing Equity Compensation Plans

        The following chart sets forth information concerning our equity compensation plans as of September 30, 2014.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,629,063	$43.4564	3,431,593 (3)
Equity compensation plans not approved by security holders (2)	—	—	—
Total	2,629,063	$43.4564	3,431,593

(1)
Includes the 2000 Stock Incentive Plan, the 2005 Long-Term Incentive Plan, and the 2010 Long-Term Incentive Plan of the Company.

(2)
We do not maintain any equity compensation plans that have not been approved by the stockholders.

(3)
Of the 3,431,593 shares that remain available for issuance under our 2010 Long-Term Incentive Plan, up to 1,491,430 shares may be awarded as restricted stock or stock appreciation rights as contemplated under the plan.

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed the firm of Ernst & Young LLP as the independent registered public accounting firm ("independent auditors") to audit our financial statements for fiscal year 2015. A proposal will be presented at the Annual Meeting asking the stockholders to ratify this appointment. The firm of Ernst & Young LLP has served us in this capacity for many years. Representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. In the event the stockholders do not ratify the appointment of Ernst & Young LLP as the independent auditors to audit our financial statements for fiscal year 2015, the Audit Committee will consider the voting results and evaluate whether to select a different independent auditor.

        Although ratification is not required by Delaware law, our articles or our by-laws, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may select different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2015.

Audit Fees

        The following table sets forth the aggregate fees and costs paid to Ernst & Young LLP during the last two fiscal years for professional services rendered to us:

	Years Ended September 30,
	2014	2013
Audit Fees (1)	$1,515,389	$1,598,188
Audit-Related Fees (2)	108,549	91,039
Tax Fees (3)	678,498	377,344
All Other Fees	—	—

Total	$2,302,436	$2,066,571

(1)
Includes fees for services related to the annual audit of the consolidated financial statements for the years ended September 30, 2014 and 2013 and the reviews of the financial statements included in our Form 10-Q reports, required domestic and international statutory audits and attestation reports, and the auditor's report for internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Includes fees for the audits of our Employee Retirement Plan, 401(k)/Thrift Plan, Employee Benefit Program, and Maintenance Costs of Common Area Facilities for a wholly-owned subsidiary.

(3)
Includes fees for services rendered for tax compliance, tax advice, and tax planning, including expatriate tax services and transfer pricing studies.

        The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent registered public accounting firm as well as the fee charged for such services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of service, and is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority for such services to one or more of its members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. For fiscal 2013 and 2014, all of the audit and non-audit services provided by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with the Audit Committee Charter. In its review of all non-audit service fees, the Audit Committee considers among other things, the possible effect of such services on the auditor's independence.

Audit Committee Report

        In conjunction with its activities during the fiscal year ended September 30, 2014, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on the foregoing review and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2014.

                Submitted By The Audit Committee

                Donald F. Robillard, Jr., Chairman
                Edward B. Rust, Jr.
                Randy A. Foutch
                Hon. Francis Rooney

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Company is requesting stockholder approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in this proxy statement. The Human Resources Committee of the Board has overseen the development of a compensation program that is described more fully in the Executive Compensation Discussion and Analysis section of this proxy statement, including the related compensation tables and narrative. Our compensation program is designed to attract and retain qualified executives who are critical to the successful implementation of our strategic business plan. Further, we believe that our compensation program promotes a performance-based culture and aligns the interests of executives with those of stockholders by linking a substantial portion of compensation to the Company's performance. It balances short-term and long-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for our stockholders over the long-term.

        During fiscal 2014, the Company achieved the highest level of operating revenue and second highest level of net income in the Company's history. The Company's total stockholder return for 2014 ranked in the 94th percentile relative to its peers within the Company's Compensation Peer Group. The Company believes that its compensation program is appropriate and has served to accomplish the goals mentioned above. In deciding how to vote on this proposal, the Board urges you to consider the Executive Compensation Discussion and Analysis beginning on page 20 of this proxy statement.

        For the reasons discussed, the Board recommends a vote in favor of the following resolution:

        "Resolved, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in the proxy statement)."

        As an advisory vote, this proposal is not binding on the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

        Applicable SEC rules also require that, at least once every six years, stockholders be given the opportunity to vote on an advisory basis regarding the frequency (i.e., annually, every two years or every three years) of future stockholder advisory votes on the compensation of our named executive officers. At our 2011 Annual Meeting of Stockholders, stockholders indicated a preference for holding "say-on-pay" advisory votes on an annual basis. Thus, the advisory vote in this Proposal 3 reflects the approved annual frequency and we expect to conduct the next advisory vote at the Company's 2016 Annual Meeting of Stockholders. Our next advisory vote on the frequency of future say-on-pay votes will occur no later than the 2017 Annual Meeting of Stockholders.

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

2016 Annual Meeting / Stockholder Proposals

        Our annual meeting for 2016 will be held Wednesday, March 2, 2016. Any stockholder wishing to submit a proposal to the vote of the stockholders at such 2016 annual meeting must submit such proposal or proposals in writing to us at our headquarters in Tulsa, Oklahoma, Attention: Corporate Secretary, on or before September 22, 2015, in order for such proposal or proposals to be considered for inclusion in our proxy statement and accompanying proxy. For any other proposal that a stockholder wishes to have considered at our 2016 annual meeting, the Corporate Secretary must receive written notice of such proposal during the period beginning November 5, 2015, and ending December 5, 2015. Proposals which are not received in such time period will be considered untimely and the persons serving as proxies will have discretion on whether to vote on such matters at the meeting. In addition, proposals must also comply with our By-laws and the rules and regulations of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

        For the fiscal year ended September 30, 2014, all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis with the SEC, except as follows: Gordon Helm, Vice President and Controller, and Edward B. Rust, Jr., a Director of the Company, each filed one late report involving one transaction. In making this disclosure, we have relied solely upon the written representations of our Directors and executive officers, and copies of the reports they have filed with the SEC.

Executive Officers

        The names, ages, and other information for our executive officers is incorporated by reference to the section "Our Executive Officers" included in Part I of our Annual Report on Form 10-K for fiscal 2014 filed with the SEC on November 26, 2014.

By Order of the Board of Directors,

Jonathan M. Cinocca
Corporate Secretary
Dated: January 20, 2015

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. HELMERICH & PAYNE, INC. 1437 S. BOULDER AVENUE SUITE 1400 TULSA, OK 74119-3623 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. **If you vote by Internet or telephone, you do not need to mail back the attached proxy card. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M80628-P58096 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HELMERICH & PAYNE, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. 1a. William L. Armstrong For Against Abstain ! ! ! ! ! ! 1b. Randy A. Foutch 2. Ratification of Ernst & Young LLP as auditors for 2015. 3. Advisory vote on executive compensation. 1c. Hans Helmerich 1d. John W. Lindsay NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1e. Paula Marshall 1f. Thomas A. Petrie 1g. Donald F. Robillard, Jr. 1h. Francis Rooney 1i. Edward B. Rust, Jr. 1j. John D. Zeglis ! For address changes/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form of Proxy are available at www.proxyvote.com. M80629-P58096 HELMERICH & PAYNE, INC. Annual Meeting of Stockholders This proxy is solicited by and on behalf of the Board of Directors The undersigned hereby appoints as his/her proxies, with powers of substitution and revocation, Hans Helmerich, John W. Lindsay and Steven R. Mackey, and each of them (the "Proxies"), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Helmerich & Payne, Inc., to be held at Boulder Towers, H&P Conference Center, 11th Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, on Wednesday, March 4, 2015, at 12:00 noon, Tulsa time, and all adjournments thereof. THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS, AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTER SHOULD PROPERLY BE BROUGHT BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address changes/comments:

QuickLinks

1437 South Boulder Avenue Tulsa, Oklahoma 74119
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on March 4, 2015
1437 South Boulder Avenue Tulsa, Oklahoma 74119
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal 2014
Outstanding Equity Awards at Fiscal 2014 Year-End
Option Exercises and Stock Vested in Fiscal 2014
PENSION BENEFITS FOR FISCAL 2014
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2014
POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL
DIRECTOR COMPENSATION IN FISCAL 2014
Director Compensation Table
Outstanding Equity Awards at Fiscal 2014 Year-End
Equity Compensation Plan Information
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION